UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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CENTRA FINANCIAL HOLDINGS, INC.

(Name of Registrant as Specified in Its Charter)
Darren K. Williams

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CENTRA FINANCIAL HOLDINGS, INC.
990 ELMER PRINCE DRIVE
P.O. BOX 656
MORGANTOWN, WEST VIRGINIA 26507-0656
(304) 598-2000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD May 20, 2010

The Annual Meeting of Stockholders of Centra Financial Holdings, Inc. (“Centra”) will be held on Thursday, May 20, 2010, at the Operations and Training Center of Centra Bank, 3040 University Avenue, Suite 250, Morgantown, West Virginia, 26505, at 8:00 a.m., local time, for the following purposes:

1. To elect four directors to serve three-year terms;

2. To ratify the Board of Directors’ selection of Ernst & Young LLP as Centra’s independent registered public accounting firm for 2010;

3. To transact such other business as may properly come before the meeting or any adjournments thereof.

Stockholders who are holders of record on April 5, 2010, may vote at the meeting.

By Order of the Board of Directors,

Douglas J. Leech
President and Chief Executive Officer

Morgantown, West Virginia
April 9, 2010

Please vote, sign, and date and return the enclosed proxy in the enclosed, self-addressed envelope as promptly as possible, even if you plan to attend the meeting. If you attend the meeting, you may vote your shares in person, even though you have previously signed and returned your proxy. You may revoke your proxy before it is voted at the meeting. You may also vote online at https://www.proxyvotenow.com/cfh. The telephone number is 1-866-874-4882.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 20, 2010 — The Proxy Statement and 2009 Annual Report will be available on or about April 9, 2010 at www.cfpproxy.com/6568/

CENTRA FINANCIAL HOLDINGS, INC.
990 ELMER PRINCE DRIVE
P.O. BOX 656
MORGANTOWN, WEST VIRGINIA 26507-0656
(304) 598-2000

PROXY STATEMENT

Centra’s Board of Directors is soliciting proxies to vote Centra shares at the 2010 Annual Meeting of Stockholders. Stockholders will meet at 8:00 a.m., on Thursday, May 20, 2010, for the purposes stated in the accompanying Notice of Annual Meeting. On or about April 09, 2010, Centra began mailing this proxy statement to stockholders of record as of April 5, 2010. Stockholders of record as of April 5, 2010, may vote at the meeting.

Please read this proxy statement carefully. You will find more information about Centra in our 2009 Annual Report to Stockholders and in the public documents we file with the Securities and Exchange Commission.

Centra will pay for the Board of Directors’ solicitation of proxies, and employees of Centra and its subsidiary may follow up on this written solicitation by telephone or other methods of communication.

As of April 5, 2010, Centra had 50,000,000 authorized shares of common stock with 8,397,782 shares issued and outstanding.

VOTING PROCEDURES AND REVOKING YOUR PROXY

If you complete, sign and return the enclosed proxy card, the persons named in the proxy card will vote your shares as you direct. If you sign and return the proxy card without indicating how you want to vote, the proxies will vote your shares “FOR” the election of the four nominees as directors and “FOR” the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm. A quorum for the meeting is present if at least a majority of the outstanding shares is present in person or by proxy. Those who fail to return a proxy or attend the meeting will not count towards determining a quorum.

VOTING FOR DIRECTORS

Directors are elected by a plurality of the shares voted. As required by West Virginia law, each share is entitled to one vote per nominee, unless a stockholder requests cumulative voting for directors at least 48 hours before the meeting. If a stockholder properly requests cumulative voting for directors, then each stockholder will have the right to vote the number of shares owned by that stockholder for as many persons as there are directors to be elected, or to cumulate such shares and give one candidate as many votes as the number of directors multiplied by the number of shares owned shall equal, or to distribute them on the same principle among as many candidates as the stockholder sees fit. If any shares are voted cumulatively for the election of directors, the proxies, unless otherwise directed, shall have full discretion and authority to cumulate their votes and vote for less than all such nominees. For all other purposes, each share is entitled to one vote. Because director nominees must receive a plurality of the votes cast at the meeting, a vote withheld will not affect the outcome of the election. Abstentions will be counted as shares present for purposes of determining the presence of a quorum.

VOTING FOR THE RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

A favorable vote by a majority of stockholders of Centra common stock represented at the Annual Meeting is required to ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for 2010. Because a majority of votes will be sufficient for the approval of the ratification of the appointment of Ernst & Young LLP, neither broker non-votes nor abstentions will affect the outcome of the proposal.

REVOKING YOUR PROXY

You may revoke your proxy before it is voted at the Annual Meeting by:

•	notifying Centra in person;

•	giving written notice to Centra;

•	submitting to Centra a subsequently dated proxy; or

•	attending the meeting and withdrawing the proxy before it is voted.

ELECTION OF DIRECTORS
(Item 1 on Proxy Card)

Centra’s bylaws provide that the Board of Directors can set the number of directors but also provide that the Board of Directors must have no less than six nor more than 30 directors. The Board of Directors has set the number of directors to serve in 2010 at 11, which means that four directors will be elected at the 2010 Annual Meeting.

Centra’s articles of incorporation divide the Board of Directors into three classes, each of which serves for three years. The classes are to be approximately equal. Because of this arrangement, Centra has nominated three classes of nominees for three-year terms. Following the election, the three classes would be four directors in the class of 2011, three directors in the class of 2012, and four directors in the class of 2013.

MANAGEMENT NOMINEES TO CENTRA’S BOARD

		Director	Term
Name	Age	Since	Expires	Occupation

C. Christopher Cluss	62	2006	2013	President & CEO, Cluss Lumber (Building Supplies)
Parry G. Petroplus	58	1999	2013	President, Petroplus & Associates (Real Estate)
Paul T. Swanson	77	2003	2013	Chairman, CWS Inc., and Swanson Plating (Plating and Manufacturing)
Bernard G. Westfall	68	1999	2013	Retired President and CEO, WV United Health Systems (Health Care)

Additional Information

C. Christopher Cluss has served on the Board of Directors since 2006. He currently serves as a member of the compensation committee and the loan committee of the Board of Directors. Mr. Cluss has been President and CEO of Cluss Lumber, which employs over 450 people through the various entities. He is a graduate of Grove City College with a B.A. in Economics. Mr. Cluss has also served on the Board of Directors at the National Lumbermen’s group and is involved in numerous charities in Pennsylvania and northern West Virginia. His business background, management experience and knowledge of the lumber and residential and nonresidential building construction markets makes him a valuable member of the Board and qualifies him to serve.

Parry G. Petroplus has served on the Board of Directors since 1999. He currently serves as member of the loan committee of the Board of Directors. Mr. Petroplus has an extensive background in property management, development and commercial sales and brokerage in one of Centra’s key markets. He also serves on the Emeritus Advisory Board of the Discover the Real West Virginia Foundation, Inc. Mr. Petroplus has also previously served on the West Virginia University Board of Governors. He previously worked for a financial institutions in the Morgantown area. Mr. Petroplus’s commercial real estate experience in a key geographic market of Centra, previous banking experience and his long term participation on the Board and various committees qualifies him and makes him a valuable member of the Board of Directors.

Paul T. Swanson has served on the Board of Directors since 2003. He currently serves as member of the audit committee and executive committee of the Board of Directors. Mr. Swanson currently is chairman of Swanson Plating Company, a business that he founded, and previously was President and CEO of this company. Prior to serving on our Board, Mr. Swanson served on the One Valley Bank and Monongalia General Hospital Board of Directors. Mr. Swanson’s extensive business experience, prior banking experience and long tenure with Centra qualifies him and makes him a valuable member of the Board of Directors.

Bernard G. Westfall has served on the Board of Directors since 1999. He currently serves as the chairman to the audit committee and is a member of the executive committee and the compensation committee of the Board of Directors. Mr. Westfall has extensive experience as an executive officer. He was President and CEO of WV United Health Systems from 1997 to 2002. He also served as President and CEO of WVU Hospitals, Inc. for ten years. Prior to this, he served as COO and CFO of WVU Hospitals, Inc. for more than 10 years. Mr. Westfall graduated from West Virginia University with a Bachelor’s Degree in Science in 1963 and Masters in Business Administration in 1971. His diversified business and accounting background, management experience and long term active participation on the Board makes him a valuable member of the Board and qualifies him to serve.

MANAGEMENT AND DIRECTORS

In addition to the nominees, the following are the officers and/or directors of Centra.

					Principal Occupation
Name	Age	Position	Director Since	Class Expires	(Past Five Years)

Douglas J. Leech	55	President and Chief Executive Officer	1999	2012	Chairman, President Centra Financial Holdings, Inc. President Centra Bank, Inc
Henry M. Kayes, Jr.	42	Senior Vice President	—	—	Executive Vice President, Centra Bank, President — Martinsburg Region, Centra Bank, Inc. (2001 to present.
Kevin D. Lemley	55	Vice President, Chief Financial Officer and Treasurer	—	—	Senior Vice President and CFO Centra Bank, Inc. (1999 to 2009)
Timothy P. Saab	53	Vice President and Secretary	—	—	Senior Vice President, Centra Bank, Inc. (1999 to present)
E. Richard Hilleary	61	Vice President	—	—	Senior Vice President — Commercial Lending, Centra Bank, Inc. (1999 to present)
Karla J. Strosnider	47	Vice President	—	—	Senior Vice President, Centra Bank, Inc. (1999 to present)
John T. Fahey	48	Vice President	—	—	Senior Vice President and Marketing Director, Centra Bank, Inc. (1999 to present)
Arthur Gabriel	72	Director	1999	2011	President, Gabriel Brothers, Inc. (Retail Sales)
Robert A. McMillan	67	Director	2003	2011	President, Jefferson Distributing Company (Beer Distributor)
Michael A. Murray	48	Director	2008	2011	President, Direct Mail Processors, Inc. (Mail Processing)
Milan Puskar	75	Director	1999	2011	Retired Chairman, Mylan Labs, Inc. (Pharmaceutical Company)
James W. Dailey II	63	Director	2001	2012	Chairman, W. Harley Miller Contractors (Building Construction)
Mark R. Nesselroad	54	Director	2003	2012	Chief Executive Officer, Glenmark Holding L.L.C. (Real Estate Development)

On December 17, 2009, the board of directors of Centra Financial Holdings, Inc., approved a reorganization and reassignment of duties among its executive officers to better position Centra for growth opportunities. This reorganization was the result of reviews by the management and board of directors of Centra, and it was not caused by any disagreement between any executive officer and Centra. The reorganization had no effect on the levels or forms of compensation of any executive officer and was effective in mid-January 2010.

Additional Information

James W. Dailey II has served on the Board of Directors since 2001 and has extensive experience in the construction business. He currently serves on the audit committee, executive committee and the compensation committee of the Board of Directors. Mr. Dailey also serves as the chairman of the Centra Bank — Martinsburg Region Board of Directors. He is a graduate of Northeast Louisiana University and is the chairman and owner of W. Harley Miller Contractors, which provides commercial construction work in the Martinsburg region. The Chamber of Commerce of Martinsburg and Berkeley County named Mr. Dailey business person of the year in 2008. Mr. Dailey currently is the audit committee chairman of the West Virginia University Board of Governors and a member of its executive committee. He also serves as vice-chairman of Farmers & Mechanics Mutual Insurance Company and Farmers & Mechanics Fire and Casualty Insurance Company. In addition, Mr. Dailey serves on the finance board of West Virginia’s Public Employees Insurance Agency. Previously, Mr. Dailey has served as president of the Chamber of Commerce of Martinsburg and Berkeley County. In addition, Mr. Dailey has prior experience as a bank board director, having served on the Board of Directors of One Valley Bank and Old National Bank. His extensive business experience provides valuable insight in one of our key markets. In addition, Mr. Dailey’s prior banking experience and long tenure with Centra gives him an excellent regulatory background and historical perspective in advising Centra and qualifies him to serve on the Board of Directors.

Arthur Gabriel has served on the Board of Directors since 1999 and is a member of the executive committee. Mr. Gabriel successfully co-founded, owned and managed a retail clothing chain of more than 100 stores in 11 states. The Rugged Wearhouse and Gabriel Brothers organizations are headquartered in Morgantown, WV. Prior to serving on our Board, Mr. Gabriel was a member of the Board of Directors of One Valley Bank. His extensive business and management experience and long tenure with Centra qualifies him to serve and makes him a valuable member of the Board of Directors.

Douglas J. Leech founded Centra Bank, Inc. and has served as the President and CEO of Centra and chairman of the Board of Directors since 1999. Mr. Leech is a graduate of Penn State University with a Bachelor of Science in Business Administration. He has approximately 30 years of banking experience. Prior to Centra’s organization, Mr. Leech held a variety of positions at Huntington National Bank, including CEO, president — southeast region and chief operating officer. Mr. Leech is also a member of Mylan Inc. Board of Directors and serves as the chair of Mylan’s Audit Committee and its Corporate Governance and Nominating Committee, along with participating on its Finance committee. Mr. Leech is a former Chair of the West Virginia University Board of Governors, and has served over 30 other boards ranging from major hospital systems to charitable organizations. Mr. Leech’s vision and dedication to Centra has been paramount in our success and growth since inception. His extensive banking experience and long tenure with Centra qualifies him to serve and is a valuable member of the Board of Directors.

Robert A. McMillan has served on the Board of Directors since 2003 and has extensive executive experience at numerous organizations. Mr. McMillan is a graduate of Emory University where he earned his MBA and the University of North Carolina with a degree in Economics. He is currently the president and CEO of Jefferson Distributing Company, Inc. Mr. McMillan also serves various boards and committees, including but not limited to West Virginia University Foundation, Inc., Eastern Area Health Education Center, and the Board of Governors of Sheperd University. In addition, he is chairman of the Investment Committee for the West Virginia University Foundation’s Investment Committee and the chairman of the Sheperd University Capital Campaign. Previously, he served on the One Valley Bank East Board of Directors. Mr. McMillan’s extensive business experience among many different industries, including prior banking experience, qualifies him for service as a member of the Board and makes him a valuable addition to the Board of Directors.

Michael A. Murray has served on the Board of Directors since 2008 and brings extensive business experience and knowledge of the commercial real estate market in one of our key regions. Mr. Murray founded Direct Mail Processors, Inc. in 1992 and now employs over 600 people. In addition, Mr. Murray is co-owner of four restaurants located in central Maryland and has ownership interests in several commercial real estate projects. He is a graduate of Shippensburg University with a degree in Economics and Finance. Mr. Murray also serves as a director of Shippensburg University’s Business School. Mr. Murray’s extensive business experience and knowledge of the commercial real estate market qualifies him for service and makes him a valuable addition to our Board of Directors.

Mark R. Nesselroad has served on the Board of Directors since 2003 and is a member of the audit committee, executive committee, compensation committee and finance committee. Mr. Nesselroad is a real estate developer in one of Centra’s key markets. He currently is the CEO of Glenmark Holding, L.L.C. Mr. Nesselroad also serves on the Board of Directors of the West Virginia Housing Development Fund and Mylan Park Foundation, Inc. Mr. Nesselroad’s commercial real estate experience in a key geographic market of Centra and his long term participation on the Board and various committees qualifies him and makes him a valuable member of the Board of Directors.

Milan Puskar has served on the Board of Directors since 1999 and is a member of the executive committee and the nominating committee. Mr. Puskar is the co-founder and retired CEO and chairman of Mylan Inc., one of the world’s largest generic and specialty pharmaceutical companies. In addition, Mr. Puskar serves the community of Morgantown as its major philanthropist. The Mylan Park Foundation, Inc. recognized Mr. Puskar for his outstanding contribution to the community and as part of the inaugural award ceremony named the award after Mr. Puskar. Mr. Puskar’s extensive business experience and long tenure with Centra qualifies him and makes him a valuable member of the Board of Directors.

All directors except Mr. Leech are independent directors. An “independent director” is defined as a person other than an executive officer or employee of Centra or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would not interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Under that definition, Centra uses the definition of “independent director” set forth in Rule 4200(a)(15) of the Nasdaq Marketplace rules. The following persons shall not be considered independent:

•	a director who is, or at any time during the past three years was, employed by Centra or by any parent or subsidiary of Centra;

•	a director who accepted or who has a family member who accepted any compensation from Centra in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than the following: (i) compensation for board or board committee service; (ii) compensation paid to a family member who is an employee (other than an executive officer) of Centra; or (iii) benefits under a tax-qualified retirement plan, or non-discretionary compensation, provided, however, that in addition to the requirements contained previously, Audit Committee members are also subject to additional, more stringent requirements under Rule 4350(d) of the Nasdaq Marketplace Rules;

•	a director who is a family member of an individual who is, or at any time during the past three years was, employed by Centra as an executive officer;

•	a director who is, or has a family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which Centra made, or from which Centra received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than the following: (i) payments arising solely from investments in Centra’s securities; or (ii) payments under non-discretionary charitable contribution matching programs;

•	a director of the issuer who is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the issuer serve on the compensation committee of such other entity; or

•	a director who is, or has a family member who is, a current partner of Centra’s outside auditor, or was a partner or employee of Centra’s outside auditor who worked on Centra’s audit at any time during any of the past three years;

Centra’s Board of Directors has determined that Bernard G. Westfall and Paul T. Swanson each meet the requirements of an Audit Committee financial expert as defined by the Securities and Exchange Commission.

BOARD INFORMATION

Leadership Structure of the Board and Risk Oversight

Douglas J. Leech serves as the Board Chair and as the President/ CEO. The President/CEO is responsible for the day-to-day operations and performance of Centra. Mr. Leech is responsible for ensuring that the Directors receive sufficient information, on a timely basis, to provide proper risk oversight.

The committee structure of Centra is such that the committees are responsible for and review the areas of greatest risk to Centra. Each is chaired by an independent director. Staff members are responsible to the chairs of the committees for requested information necessary for proper committee functioning. The significant risk areas for a community banking organization include the evaluation of the quality of the loan portfolio, the interest rate sensitivity of the institution and the reliability of its financial statements.

The Governance and Nominating Committee reviews the structure of the Board and its committees and evaluates the qualifications and independence of members of the Board on a periodic basis. The Governance and Nominating Committee considers the performance of incumbent directors in determining whether or not to nominate them for re-election. In addition, the Board and the Governance and Nominating Committee regularly assess the effectiveness of management.

The Audit Committee, via reports from Centra’s Chief Risk Officer, reviews Centra’s processes for identifying, assessing, monitoring and managing operational risk, reputational risk and business strategy risk, and periodically reviews and assesses the adequacy of Centra’s risk management policies and procedures.

Number of Meetings

The Board of Directors of Centra met eight times in 2009. All of Centra’s directors attended 75% or more of all Board and committee meetings during 2009.

Board Committees

Mr. Leech is an ex-officio member of all Board Committees.

Audit Committee.  The Audit Committee assists the Board in its oversight of the integrity of Centra’s financial statements and disclosures and other internal control processes. The Audit Committee also (a) solely selects, retains, establishes the compensation for, and oversees and evaluates the qualifications, performance and independence of, the independent registered public accounting firm and receives regular reports from Centra’s Internal Auditor and Chief Risk Officer. The Audit Committee has four independent directors consisting of Bernard G. Westfall, Mark R. Nesselroad, Paul T. Swanson and James W. Dailey II. In determining whether the members are independent, the Board of Directors used the definition of “independent” director contained in Rule 4200(a)(15) of the Nasdaq Marketplace Rules. Information regarding the functions performed by the committee, its membership and the number of meetings held during the fiscal year is set forth in the “Report of the Audit Committee,” included in this proxy statement. The Audit Committee is governed by a written charter approved by the Board of Directors. The Audit Committee has engaged Ernst & Young LLP as Centra’s independent registered public accounting firm for 2010. See “Proposal 2 — Ratification of Ernst & Young LLP as Independent Registered Public Accounting Firm for 2010”. See also “Audit Committee Report”.

Compensation Committee.  As provided by its charter, the Compensation Committee is appointed by the Board to discharge the duties of the Board related to executive compensation, to review and approve Centra’s compensation philosophy and practices, and the compensation of the Chief Executive Officer (the “CEO”) and the highest level management, who are referred to as “Executive Management.” Each of the Named Executive Officers (NEOs) is a member of Executive Management. The Compensation Committee also (a) oversees Centra’s short and long-term compensation plans and the NEO incentive compensation plans, (b) reviews and recommends action by the Board on Centra’s various employee benefit plans, as appropriate, and (c) oversees risk management with respect to Centra’s material incentive compensation arrangements. In addition, the Compensation Committee recommends to the full Board compensation for directors. The compensation committee has four Board members, consisting of Mark R. Nesselroad, C. Christopher Cluss, Bernard G. Westfall, and James W. Dailey II. These individuals are “independent” as defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules. The compensation committee met four times during the fiscal year ended December 31, 2009, and no member attended fewer than 75% of the meetings held during 2009.

Consistent with Centra’s pay-for-performance compensation philosophy, compensation for Executive Management is structured to emphasize variable pay based on performance. For a discussion of the elements comprising the compensation program for the NEOs, please refer to the “Compensation Discussion and Analysis” section below. With respect to the Chief Executive Officer, the Compensation Committee periodically reviews and approves corporate goals and objectives relevant to CEO compensation, evaluates the CEO’s performance in light of those goals and objectives, and determines and approves the CEO’s compensation. For members of Executive Management other than the CEO, the Compensation Committee receives recommendations from the CEO and, in its discretion, approves the compensation for these individuals. The Compensation Committee’s decision relating to each Executive Management member’s compensation (including the CEO) generally occurs on an annual basis and considers the aggregate amounts and mix of all the components of the individual’s compensation package. For additional information on Centra’s compensation setting process, including the role of the CEO in determining compensation for other NEOs, please refer to the “Compensation Discussion and Analysis” section.

In reviewing and recommending compensation and benefits for the Board of Directors, the Compensation Committee considers director compensation for a peer group of publicly-traded banks and financial services holding companies that the Compensation Committee has determined is an appropriate comparison group for this purpose. Retainers, meeting fees and equity compensation provided to directors generally are set so as to be comparable to the market median of such peer group.

The Compensation Committee routinely engages an outside compensation consultant to make recommendations relating to overall compensation philosophy, the peer financial group to be used for external comparison purposes for Executive Management (including the NEOs) and director compensation, comparable base salary levels for Executive Management, short-term and long-term incentive compensation plans, appropriate performance parameters for such plans and related compensation matters. For a discussion of the role of the compensation consultant in determining executive compensation, as well as the use of competitive benchmarking and other analyses in the compensation setting process, please refer to the “Compensation Discussion and Analysis” section.

The Compensation Committee has the authority to delegate any of its responsibilities to subcommittees, as the committee may deem appropriate. The compensation committee also has the authority, to the extent it deems necessary or appropriate, to retain a compensation consultant to assist in the evaluation of senior executive compensation. The compensation committee has the authority to retain other advisors, and Centra provides for appropriate funding, as determined by the compensation committee, for payment of compensation to any consulting firms or other advisors.

Executive Committee.  The Executive Committee has seven members consisting of James W. Dailey II, Arthur Gabriel, Douglas J. Leech, Mark R. Nesselroad, Milan Puskar, Paul T. Swanson, and Bernard G. Westfall. The Executive Committee is authorized to take any step or adopt any resolution which is permissible for an Executive Committee under West Virginia law and has exclusive authority for appointment of officers. Under West Virginia law, an Executive Committee may take any action except (i) authorizing dividends and distributions, (ii) approving or proposing any action which requires the approval of shareholders (such as mergers, certain plans of share exchange, certain dispositions of assets or liquidation of Centra) (iii) amending the articles of incorporation or bylaws; (iv) approving mergers which do not require shareholder approval; (v) authorizing the reacquisition of shares; and (vi) approving the issuance or sale of shares or setting rights, preferences or limitations for any class or series of shares.

Finance Committee.  The Finance Committee has four members consisting of C. Christopher Cluss, Mark R. Nesselroad, Paul T. Swanson and Bernard G. Westfall. This committee performs various functions including reviewing quarterly valuations of the market value of the common stock of Centra. This determination is made based on an independent third party consulting firm engaged by Centra pursuant to the terms of the Centra Financial Holdings, Inc. Dividend Reinvestment Program “DRP”. Centra uses an independent third party because its stock does not trade on an exchange or over-the-counter.

Governance and Nominating Committee.  The Governance and Nominating Committee has two members, consisting of Milan Puskar and C. Christopher Cluss. These members are “independent” as that term is defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules. This committee evaluates and nominates directors for election at Centra’s annual meeting. The Governance and Nominating Committee is governed by a written charter approved by the Board of Directors. Candidates for director should have certain minimum qualifications, including:

•	Directors should be of the highest ethical character.

•	Directors should have excellent personal and professional reputations in Centra’s market area.

•	Directors should be accomplished in their professions or careers.

•	Directors should be able to read and comprehend financial statements and either have knowledge of, or the ability and willingness to learn, financial institution law.

•	Directors should have relevant experience and expertise to evaluate financial data and provide direction and advice to the chief executive officer and the ability to exercise sound business judgment.

•	Directors must be willing and able to expend the time to attend meetings of the Board of Directors of Centra and the Bank and to serve on Board committees.

•	The Board of Directors will consider whether a nominee is independent as legally defined. In addition, directors should avoid the appearance of any conflict and should be independent of any particular constituency and be able to serve all stockholders of Centra.

•	Because the directors of Centra also serve as directors of the Bank, a majority of directors must be residents of West Virginia, as required by state banking law. Directors must be acceptable to Centra’s and the Bank’s regulatory agencies, including the Federal Reserve Board, the Federal Deposit Insurance Corporation and the West Virginia Division of Banking and must not be under any legal disability which prevents them from serving on the Board of Directors or participating in the affairs of a financial institution.

•	Directors must own or acquire sufficient capital stock to satisfy the requirements of West Virginia law and the bylaws of the Bank.

•	Directors must be at least 21 years of age.

The Board of Directors of Centra reserves the right to modify these minimum qualifications from time to time, except where the qualifications are required by the laws relating to financial institutions.

The governance and nominating committee does not maintain a formal diversity policy with respect to the identification or selection of directors for nomination to the board of directors. Diversity is just one of many factors the Governance and Nominating Committee considers in the identification and selection of director nominees. Centra defines diversity broadly to include differences in race, gender, ethnicity, age, viewpoint, professional experience, educational background, skills and other personal attributes that can foster board heterogeneity in order to encourage and maintain board effectiveness. While diversity and variety of experiences and viewpoints represented on the board should always be considered, a director nominee should not be chosen nor excluded solely or largely because of race, color, gender, national origin or sexual orientation or identity. In selecting a director nominee, the Governance and Nominating Committee focuses on skills, expertise or background that would complement the existing board, recognizing that Centra’s businesses and operations are regional in nature. Our directors are residents of North Central West Virginia, Southwestern Pennsylvania, Western Maryland and the Eastern Panhandle of West Virginia, our primary markets. Our directors come from diverse backgrounds including the financial, industrial, professional, manufacturing, real estate and retail areas.

The process of the Governance and Nominating Committee for identifying and evaluating nominees is as follows: in the case of incumbent directors whose terms are set to expire, the Governance and Nominating Committee considers the directors’ overall service to Centra during their term, including such factors as the number of meetings attended, the level of participation, quality of performance and any transactions between such directors and Centra and the Bank. The Governance and Nominating Committee also reviews the payment history of loans, if any, made to such directors by the Bank to ensure that the directors are not chronically delinquent and in default. The Governance and Nominating Committee considers whether any transactions between the directors and the Bank have been criticized by any banking regulatory agency or the Bank’s internal auditors and whether corrective action, if required, has been taken and was sufficient. The Governance and Nominating Committee also confirms that such directors remain eligible to serve on the Board of Directors of a financial institution under federal and state law. For new director candidates, The Governance and Nominating Committee uses its network of contacts in Centra’s market area to compile a list of potential candidates. The Governance and Nominating Committee then meets to discuss each candidate and whether he or she meets the criteria set forth above. The Governance and Nominating Committee then discusses each candidate’s qualifications and recommends a candidate by majority vote.

The Governance and Nominating Committee will consider director candidates recommended by stockholders, provided that the recommendations are received at least 120 days before the next annual meeting of stockholders. In addition, the procedures set forth below must be followed by stockholders for submitting nominations. The

Governance and Nominating Committee does not intend to alter the manner in which it evaluates candidates, regardless of whether or not the candidate was recommended or nominated by a stockholder.

Centra’s bylaws provide that nominations for election to the Board of Directors, other than those made by or on behalf of Centra’s existing management, must be made by a stockholder in writing delivered or mailed to the president not less than 14 days nor more than 50 days prior to the meeting called for the election of directors; provided, however, that if less than 21 days’ notice of the meeting is given to stockholders, the nominations must be mailed or delivered to the president not later than the close of business on the seventh day following the day on which the notice of meeting was mailed. The notice of nomination must contain the following information, to the extent known:

•	Name and address of proposed nominee(s);

•	Principal occupation of nominee(s);

•	Total shares to be voted for each nominee;

•	Name and address of notifying stockholder; and

•	Number of shares owned by notifying stockholder.

Nominations not made in accordance with these requirements may be disregarded by the chairman of the meeting and in such case the votes cast for each such nominee will likewise be disregarded. All nominees for election at the meeting are incumbent directors. No stockholder recommendations or nominations have been made.

Code of Ethics

Centra maintains the Code of Ethics for Directors, Officers and Employees, which has been approved by the Board of Directors, to ensure that each representative of Centra and its subsidiaries understands the basic principles that govern Centra’s corporate conduct and the conduct of its Directors, Officers and Employees generally.

Audit Committee Pre-Approval Policy

Under the terms of its charter, the Audit Committee must pre-approve all auditing services and permitted non-audit services (including the fees and terms of such services) to be performed for Centra by its independent registered public accounting firm, subject to a de minimis exception for non-audit services that are approved by the Audit Committee prior to the completion of the audit and otherwise in accordance with the terms of applicable SEC rules. Under the terms of its charter, the Audit Committee may delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, as long as the decisions of such subcommittee(s) to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting. In 2009, all of the non-audit services (see “Fees to Auditors” below, for a description of such services) provided by Centra’s independent registered public accounting firm were approved by the Audit Committee.

Report of the Audit Committee

The Audit Committee oversees Centra’s financial reporting process on behalf of the Board of Directors. The Audit Committee is responsible for communicating to the Board their recommendation regarding the appointment, replacement, compensation and oversight of the independent registered public accounting firm engaged to issue audit reports on our financial statements. The Audit Committee relies on the expertise and knowledge of management, Centra’s internal auditors, and the independent registered public accounting firm in carrying out its oversight responsibilities. The specific responsibilities in carrying out the audit committee’s oversight role are set forth in Centra’s Audit Committee charter. This charter is reviewed annually and as may be required due to changes in industry accounting practices or the promulgation of new rules or guidance documents. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles and on the effectiveness of internal controls over financial reporting, its judgments as to the quality, not just the acceptability, of Centra’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent registered public accounting firm the firm’s independence from management and Centra, including the matters in the written disclosures required by the Public Company Accounting Oversight Board (PCAOB) Ethics and Independence Rule 3526, Communication Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and considered the compatibility of non-audit services with auditors’ independence.

The Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Accounting Standards).

The Committee discussed with Centra’s internal and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets with the internal and independent registered public accounting firm, with and without management present, to discuss the results of their audits, their evaluations of Centra’s internal controls, and the overall quality of Centra’s financial reporting. The committee held nine meetings in 2009.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the Securities and Exchange Commission. The Committee and the Board have also approved the selection of Centra’s independent registered public accounting firm.

Respectfully submitted,

Bernard G. Westfall, Chairman
Mark R. Nesselroad
Paul T. Swanson
James W. Dailey II

March 10, 2010

This report shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless Centra specifically incorporates this report by reference. It will not otherwise be filed under such Acts.

Board Compensation

Effective January 1, 2010, Directors of Centra Bank, Inc. receive an annual retainer of $4,000 and can earn a potential of $3,600 per year if in attendance for each meeting. Directors of Centra do not receive an annual retainer and receive $750 for each separate meeting. Each regional Board member receives an annual retainer of $2,000 and can earn a potential of $3,600 per year if in attendance for each meeting. Each region meets six to twelve times per year. The chairman of the Audit Committee, Compensation Committee and Finance Committee receives a $6,000, $3,000 and $3,000 retainer, respectively. Audit, Compensation and Finance Committee members receive a meeting fee of $750, $550, and $600, respectively, attended in person or telephonically.

Directors of Centra, and its subsidiaries, may participate in an approved deferred director compensation plan which is optional on the part of each director. Under the plan, directors may voluntarily defer some or all of their director fees and have the fees paid either in a lump sum or over a period of time between two and ten years as selected by the director after a payment event. A payment event is defined as the earlier of the dates specified on the director’s election form or the director’s death. Directors may also receive distributions on the occurrence of an unforeseen emergency such as severe financial hardship resulting from illness or accident of the director or director’s spouse, casualty losses, or similar extraordinary or unforeseen circumstances beyond the control of the director.

Certain Transactions with Directors and Officers and Their Associates

Centra and the Bank have, and expect to continue to have, banking and other transactions in the ordinary course of business with its directors and officers and their affiliates, including members of their families or corporations, partnerships or other organizations in which officers or directors have a controlling interest, on substantially the same terms (including documentation, price, interest rates and collateral, repayment and amortization schedules and default provisions) as those prevailing at the time for comparable transactions with unrelated parties. All of these transactions were made on substantially the same terms (including interest rates, collateral and repayment terms on loans) as comparable transactions with non-affiliated persons. Centra’s management believes that these transactions did not involve more than the normal business risk of collection or include any unfavorable features.

Directors Parry G. Petroplus and Milan Puskar are Board Members, and each own approximately one-third, of Platinum Plaza Limited Liability Company, lessor of the 990 Elmer Prince Drive premises that the Bank occupies. In our opinion, the lease, which included rentals of $671,000 in 2009, is on terms and conditions that are at least as favorable to the bank as would be offered by a nonaffiliated third party. We based this opinion on two independent appraisals obtained by the Bank at the inception of the lease.

Directors Parry G. Petroplus and Milan Puskar are Board Members, and each own approximately one-third of EIO, LLC which owns 70% of Citynet, which provides certain connectivity to the internet and telephone service for Centra in a limited number of locations. In our opinion, the fees for this service, approximately $104,000 in 2009, are at least as favorable to the Bank as would be offered by a nonaffiliated third party.

Director James W. Dailey II is the chairman and owner of W. Harley Miller Contractors, which provides construction services for Centra in the Martinsburg region. In our opinion, the fees for this service, approximately $8,000 in 2009, are at least as favorable to the Bank as would be offered by a nonaffiliated third party.

Total loans outstanding from the Bank at December 31, 2009, to Centra’s officers and directors as a group and members of their immediate families and companies in which they had an ownership interest of 10% or more was $75.7 million or 72.0% of total equity capital and 7.4% of total loans. These loans do not involve more than the normal risk of collectability or present other unfavorable features.

The loan committee and/or the Board of Directors approves all loans of executive officers, directors, and their associates prior to disbursement. These approvals are evidenced by the loan committee and/or Board minutes. Directors and executive officers may not be present for discussions on their own loans, loans involving their related interests or loans involving any other conflict of interest situation and must abstain from voting on such credits.

Philosophy of Compensation Program

Centra’s philosophy is to ensure that the total compensation paid to all of its employees is fair, reasonable, competitive, and aligned with the best interests of our shareholders. Centra’s Compensation Committee (the “Committee”), comprised entirely of independent directors, administers Centra’s executive compensation program consistent with Centra’s compensation philosophy. Ensuring that Centra’s compensation program does not encourage excessive risk-taking continues to be a top priority of the Committee. All elements of compensation for Centra’s executive officers as well as all of its employees are determined by competitive practices from marketplace data. For example, base salaries fall within salary ranges formulated from competitive salary information for like positions in like financial institutions. This information is developed from salary surveys as well as other peer group information. This compensation data is verified from time to time by outside consultants.

Centra strives to closely link executive and nonexecutive compensation with the achievement of financial and non-financial performance goals. Compensation is based upon corporate performance, business unit performance, individual performance and an individual’s level of responsibility. In general, the higher the level of responsibility, the greater the emphasis on corporate performance. It is Centra’s practice to provide a mix of cash, equity-based compensation and other non-cash compensation that it believes balances the best interests of Centra’s employees and Centra’s shareholders.

Centra’s compensation practices specifically related to its executive officers are presented in more detail in the following discussion and analysis.

Role of Consultants, Peer Group, Surveys and Benchmarking

Centra uses salary surveys and peer group information when evaluating the compensation of our executive officers. Periodically, the Committee retains the services of nationally recognized compensation consulting firms to provide independent advice on compensation matters and to review Centra’s compensation program for executive officers. During 2009, the Committee retained the services of Buck Consultants, LLC (“Buck”) to create a more comprehensive foundation for helping the Committee make pay decisions for the CEO and incentive plan design decisions for other executives. The fee for these services was $28,000. Buck took its direction from and provided its report to the Committee. In its report, Buck concluded that the Committee followed a reasonable process of review and evaluation in determining compensation for the Chief Executive Officer.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

Overview of Objectives

Centra’s Compensation Committee of the Board of Directors establishes compensation policies, plans, and programs to accomplish three objectives:

•	to keep, incent, and reward highly capable and well-qualified executives;

•	to focus executives’ efforts on increasing long-term stockholder value; and

•	to reward executives at levels which are competitive with the marketplace for similar positions and consistent with the performance of each executive and of Centra.

The compensation structure for Centra’s employees emphasizes variable pay based on performance. Further, Centra’s Executive Compensation Program is designed to reward an individual’s success in meeting and exceeding performance goals in various leadership functions, coupled with the ability to enhance long-term shareholder value. Some of the key elements in considering an executive’s level of success are the Executive’s: (i) effectiveness as it relates to the overall financial, operational, and strategic goals of Centra; (ii) the individual’s level of responsibility and the nature and scope of these responsibilities; (iii) contribution to Centra’s financial results; (iv) effectiveness in leading initiatives to increase customer value and overall productivity; (v) contribution to Centra’s commitment to corporate responsibility, as well as, compliance with applicable laws, regulations, and the highest ethical standards; and (vi) commitment to community service and leadership.

Elements of Compensation

Centra’s executive compensation program includes the following elements:

•	Annual Compensation which is comprised of base salary, cash bonus, and other annual types of compensation; and

•	Long-Term Compensation which includes the award of stock options, a cash-based long-term incentive plan tied to achievement of multi-year performance financial objectives (in which only the CEO participates), 401(k) matching contributions, and similar long-term compensation.

Each year, the CEO presents to the Compensation Committee his evaluation of each Executive, which includes among other things, a review of the contribution and performance over the past year, strengths, weaknesses, and development plans. Following this presentation, input is obtained from some or all of the other Senior Officers. A review of the survey data is made, and the Compensation Committee makes its own assessment and determines the compensation of each Executive. The Committee continually strives to balance Annual and Long-Term Compensation by examining the entire compensation package of each Executive. The Committee independently evaluates the performance of the CEO and the Bank to assist it in making pay decisions for the CEO and uses Buck Consultants as information sources for this evaluation.

Further, the Committee reviews the compensation practices of a banking Peer Group and the performance of both this Peer Group and a broad spectrum of banking organization similar in scope to Centra to help the Committee in evaluating pay and performance for the CEO of Centra Bank. The Peer Group was chosen by the Committee based on a review of community banks generally located in a similar geographic area as Centra. The broader peer group, which is used primarily to give the Committee a better understanding of the performance of the banking sector in the U.S., consists of all banks with assets ranging from $1 billion to $3 billion in assets.

Annual Compensation

Each compensation element is specifically designed to meet the objectives outlined above. As such, in determining the annual compensation budget for 2009, and in fixing levels of executive compensation, the committee considered:

•	Centra’s performance relative to improving asset quality and its growth of earning assets such as loans, growth in deposits, along with growth in corresponding income statement line items such net interest income and related fee income. Further, consideration was given to the overall profitability of Centra. Each of these items were compared against Centra’s “peers” which is defined as all banks within the United States with assets between $1-3 billion. As of December 31, 2009, this was approximately 325 banks.

•	the relative individual performance of each executive.

Base Salary

In establishing a base salary for executives, the following factors were considered: (i) the duties, complexities, specialization, and responsibilities of the position; (ii) the level of experience and/or training required; (iii) the impact of the executive’s decision-making authority; and (iv) the compensation for positions having similar scope and accountability within and outside of Centra.

Centra utilizes data compiled from its Peer Group in connection with consultation with various outside consultants to benchmark base salary, incentive compensation, equity awards along with other benefits provided that comprise overall executive compensation. Centra believes that executive talent extends beyond its direct competitors and industry, therefore the data includes a broad comparison group. While benchmarking provides a very useful tool, the Compensation Committee understands that an effective compensation program is based primarily on performance; therefore, adjustments to base salary benchmarks are driven primarily by individual performance.

Annual Incentive Compensation

The Compensation Committee believes that incentive-based compensation helps to align the overall goals of Centra with the individual goals of the executive. Centra provides the opportunity for executives to earn annual incentive compensation, which is awarded in the form of cash bonuses (primarily at the end of the fiscal year). Each award is based on the achievement of Company-wide and departmental goals, together with individual performance objectives and is determined by recommendation of the Chief Executive Officer and is approved by the Compensation Committee.

Other Annual Compensation

Executives may also have the opportunity to receive annual compensation in the form of participation in Supplemental Employee Retirement Plans and the use of Company-owned vehicles. Centra believes that this type of compensation provides a unique benefit that encourages loyalty and dedication.

Douglas J. Leech, Henry M. Kayes Jr., Kevin D. Lemley, E. Richard Hilleary, and Karla J. Strosnider have been granted the use of Company-owned vehicles. The use of the Company-owned vehicles also provides an expense-

saving opportunity, as these vehicles are used by other employees for business-related travel as needed, helping to reduce out-of-pocket travel expenses.

Participation in these benefits is based upon overall performance and contribution to Centra.

Long-Term Compensation

The Compensation Committee continually strives to achieve a balance between promoting strong annual growth and ensuring long-term viability and success. To reinforce the importance of balancing these views, executives are provided both short-term and long-term incentives.

Stock Options

The Committee believes that stockholder value of Centra can be further increased by aligning the financial interests of Centra’s key executives with those of its stockholders. Awards of stock options pursuant to Centra’s Incentive Stock Option Plan (“ISOP”) are intended to meet this objective and constitute the long-term incentive portion of executive compensation. Participation in the ISOP is specifically approved by the committee and consists of employees of Centra and its affiliate banks.

Under the ISOP, the option price paid by the executive to exercise the option is the fair market value of Centra common stock on the day the option is granted. Options granted typically have a four year vesting period. The executive may exercise the vested options any time within a 10-year period from the original grant date. The options gain value over that time only if the market price of Centra stock increases. The committee believes the ISOP focuses the attention and efforts of executive management and employees upon increasing long-term stockholder value. The committee awards options to key executives and employees in amounts it believes are adequate to achieve the desired objective and to retain executives. The total number of shares available for award in each plan year is specified in the ISOP. Grants are recommended by the Chief Executive Officer (for those grants to individuals other than the Chief Executive Officer), presented to the Compensation Committee for approval, and to the Board of Directors for approval. Grants for the Chief Executive Officer are recommended by the Compensation Committee and approved by the Board of Directors. Grants may be offered at any time during the year or may occur more frequently. Centra granted 83,500 options to the Named Executive Officers in 2009, because the Compensation Committee strives to promote and encourage long-term growth in shareholder value.

Centra’s stock option plan is a vital component of a total compensation program that is designed to recognize, motivate, and encourage Company leaders to sustain a high level of performance, which will ultimately enhance Centra’s long-term success.

Other Long-Term Compensation

Centra offers a variety of health and welfare programs to all eligible employees. The Executives generally are eligible for the same benefit programs on the same basis as other employees. The health and welfare programs are intended to protect employees against catastrophic loss and encourage a healthy lifestyle. Our health and welfare programs include medical, prescription, dental, and life insurance. Centra provides short-term and long-term disability coverage and basic life insurance to every full time employee, at no cost to the employee.

Centra offers a qualified 401(k) savings and retirement plan, and additionally offers a 4% matching contribution to each participating employee, including Executives.

In addition to the benefits oriented programs described under this subsection, the CEO of Centra participates in a long-term cash incentive plan. This plan rewards the CEO for performance results measured over a three year period relative to a U.S. banking organizations similar in scope to Centra Bank using a range of performance measures such as return on equity, non-performing loans performance, and tangible capital ratio. The foundation for this plan is described in the following subsection entitled, 2008 Executive Bonus Plan.

2008 Executive Bonus Plan

On May 8, 2008, the shareholders of Centra approved, and Centra implemented the 2008 Executive Bonus Plan. The Bonus Plan is administered by the Compensation Committee and covers employees of Centra who are considered “Section 16 Officers” for purposes of the Securities Exchange Act of 1934, as amended, whom the Compensation Committee selects for participation. The Plan provides for two types of bonuses to be awarded: short-term incentive bonuses and long-term incentive bonuses.

Employment Agreements and Change of Control

Centra and the bank have an employment agreement with Douglas J. Leech, Chairman, President and Chief Executive Officer of both Centra and the bank. Mr. Leech’s agreement provides that he will serve as President and Chief Executive Officer of Centra and the bank. The term of the agreement is five years unless extended. On each monthly anniversary date of the agreement, the agreement is automatically extended for one additional month, provided that on any monthly anniversary date either the bank or Mr. Leech may serve notice to the other to fix the term to a definite five-year period. Under the agreement, Mr. Leech may voluntarily resign and receive 60% of his then current compensation for 5 years, plus certain benefits. The agreement provides for severance payments in the event Mr. Leech is actually or constructively terminated without just cause. The agreement also has a change of control provision whereby Mr. Leech may voluntarily terminate employment up until 24 months after a change in control and will be entitled to receive any compensation due and not yet paid through the date of termination plus all compensation and benefits set forth in the agreement for a period of five years following such voluntary termination. As of May 7, 2009, upon termination, for a change of control, Mr. Leech would receive $2,050,000 per year for five years, plus certain benefits. For other terminations without cause, Mr. Leech or his beneficiary would receive $1,367,000 per year for five years plus certain benefits. The benefits described above for each type of termination compensation include country club dues, annual physical, life insurance premiums, and others with an estimated value of $26,975, plus a gross-up in taxes of $20,308, transfer of his company car, currently valued at $34,550, plus a gross-up of taxes of $26,010 and health insurance for life, plus a gross-up for taxes.

The change of control provision is designed to secure Mr. Leech’s continued service and dedication in the face of the perception that a change in control could occur, or an actual or threatened change of control occurs.

Centra and the bank have employment and change of control agreements with Henry M. Kayes Jr., Kevin D. Lemley, E. Richard Hilleary, and Karla J. Strosnider, Senior Vice Presidents of Centra Bank. The term of Mr. Kayes’ agreement is two years, and on each monthly anniversary date of the agreement, the change of control provisions of the agreement are automatically extended for one additional month, as long as Mr. Kayes is employed by the bank. Mr. Lemley, Mr. Hilleary and Mrs. Strosnider have agreements with two years terms. The agreements provide for severance payments of base salary for two years for Messrs Kayes, Lemley, and Hilleary and Mrs. Strosnider in the event these officers are actually or constructively terminated without just cause, whether before or after a change of control. These agreements provide for covenants not to compete for any period covered by payments from Centra and the bank.

Executive Compensation

The base salary levels for 2009 for Named Executive Officers were as follows: Mr. Leech, President and CEO, $492,000 per year; Mr. Kayes, President Martinsburg Region and Chief Operating Officer, $185,000 per year; Mr. Lemley, Vice President, CFO, and Treasurer, $123,000 per year; Mr. Hilleary, Vice President Commercial Lending, $112,750 per year; and Mrs. Strosnider, Vice President Operations $109,140 per year.

President and CEO.  Douglas J. Leech is Centra’s President and CEO. The total remuneration for the CEO from all sources (as presented in the Summary Compensation table below) is $2,213,133. This includes a base salary of $492,000, a short term incentive bonus payable for 2009 performance relative to specified goals of $369,000, and an additional bonus of $550,000 approved by the Board to reward the CEO for contributions beyond expectations, and additional delayed compensation attributable to equity awards and supplemental retirement benefits, and ongoing supplemental benefits as described in the Summary Compensation Table. The bonus and non-equity incentive compensation were made in recognition of various factors including Centra’s earnings relative to the Keefe Bruyette & Woods Small to Mid Cap earnings projections for Banking organizations, Centra’s continued regulatory excellence, the performance of Centra’s stock over 2009 relative to the industry, and Centra’s level of delinquent and nonperforming assets relative to its Peer Group.

The Compensation Committee meets independently of the Chief Executive Officer to determine each component of pay and the total compensation for the Chief Executive Officer. After careful consideration of Centra’s performance for 2009 and the CEO’s contributions to the Bank’s financial and continued Bank development results, the Committee develops its initial proposal the CEO’s pay package. The Committee utilizes a number of sources of information to assist in developing its proposals for the CEO’s base salary, short-term incentive, and long-term incentive for the year. These sources used include the following considerations.

•	The committee requests and receives information from Buck Consultants, LLC on competitive pay practices and trends as well as information on how other similar organizations are linking pay to performance;

•	The Committee, along with assistance from the Bank’s finance area, obtains a detailed quantitative assessment of the performance of the Bank relative to the financial goals that were established near the beginning of the year. The assessment compares Centra’s performance relative to prior years as well as to the performance of a broad group of banking organizations similar in scope to Centra Bank.

•	The Committee reviews the non-financial accomplishments of the Bank and the leadership contributions made by the CEO to the overall success and continued development of Centra Bank.

Once the Committee finalizes its proposals for the CEO pay package, it submits the CEO’s pay package for final approval by Centra full board of directors.

The committee recognizes that the Chief Executive Officer has overall responsibility for the performance of Centra. Therefore, Centra’s performance has a direct impact upon the Chief Executive Officer’s compensation. The compensation levels for each pay component set for Mr. Leech in 2009 were developed after reviewing information provided by Buck Consultants along with Centra’s analysis of compensation levels and performance relative to our Peer Group and a broader group of U.S. Banks with assets ranging from between $1 billion and $3 billion.. Other factors considered include long-range plan goals for earnings, asset quality, capital, liquidity, resource utilization, and the operational performance of Centra. Mr. Leech’s salary for 2009 was in the upper quartile of the Peer Group, which the Compensation Committee determined was appropriate, given Mr. Leech’s accomplishments, including that Centra is in the 90th percentile of the banks formed in the United States in 2000 in terms of growth, in light of the return on equity of Centra during 2009 and 2008, and the various national and local recognitions of Mr. Leech for his work at Centra. In addition, the benchmarking level of salary was taken into account by the Compensation Committee in determining maximum incentive opportunities for short-term compensation under the Executive Bonus Plan.

In 2009, the Compensation Committee selected three factors included in the Executive Bonus Plan for goals set forth in both a short and long term incentive plan that included non performing assets to total assets, return on equity and the tangible common equity ratio. After discussions with Buck Consultants and a review of Centra’s historical performance relative to the broad group of peer banking organizations similar in scope to Centra, these factors were assigned threshold, target and distinguished level of achievement and weighted in order to properly align the incentive compensation with the interests of Centra and its shareholders. The long-term bonus for Mr. Leech under the plan was targeted at 50% of his base salary. Any bonus awarded under the long-term incentive would be limited to 100% of Mr. Leech’s base pay and would be payable in 2012.

Centra and the Compensation Committee believe that Mr. Leech’s salary is well-justified as Mr. Leech was instrumental in providing the direction and guidance needed for Centra’s exceptional performance for 2009. He plays the lead role in guiding the executive team and the strategic direction of Centra.

President, Martinsburg Region:  Henry M. Kayes, Jr., is Centra’s Chief Operating Officer and President of the Martinsburg Region. Mr. Kayes’ total Compensation for 2009 was $343,544 as shown on the Summary Compensation Table below. Mr. Kayes’ 2009 base salary was $185,000. Mr. Kayes also received an Annual Incentive Bonus of $55,038, was granted 15,000 options with a fair market value of $49,605 in 2009 and additional annual compensation of $7,386 also shown on the Summary Compensation Table.

During 2009, Centra under the guidance of Mr. Kayes and other Executives, fulfilled all of its goals in each marketplace. Mr. Kayes also has a vital role in problem credit resolution and has significant responsibility for the leadership of the executive team.

Vice President, Chief Financial Officer:  Kevin D. Lemley is Centra’s Chief Financial Officer and Treasurer. In 2009, his total Compensation was $290,293. Mr. Lemley’s base salary was $123,000, as shown on the Summary Compensation Table below. Mr. Lemley received an Annual Incentive Bonus of $43,050, was granted 5,000 options with a fair market value of $16,535 in 2009 and additional annual compensation in the amount of $13,165.

Mr. Lemley is responsible for all of the financial planning and management of the bank and of Centra. His knowledge and expertise is critical to the day-to-day functions of Centra, as well as, its continued growth and expansion. The Compensation Committee believes that Mr. Lemley is well-deserving of his compensation package, due to his vast experience and commitment to Centra.

Vice President, Commercial Lending:  E. Richard Hilleary is the Vice President of Commercial Lending. In 2009 his total compensation was $245,786. Mr. Hilleary received a base salary of $112,750 and an Annual Incentive Bonus of $32,550 and was granted 5,000 options with a fair market value of $16,535 in 2009. He also received $13,675 in additional compensation. All amounts are shown on the Summary Compensation Table below.

Among other things, Mr. Hilleary was responsible for the condition of the commercial loan portfolio, and chairs the bank’s Loan Committee. His experience has proved to be invaluable in helping keep a remarkably low loan delinquency and charge-off rate. Steady loan growth is a crucial factor that has helped Centra’s assets to continually grow.

Vice President, Operations:  Karla J. Strosnider is Vice President of Operations. Ms. Strosnider received a base salary of $109,140 in 2009. She also received an Annual Incentive Bonus of $42,902, was granted 5,000 options with a fair market value of $16,535 in 2009 and received additional compensation in the amount of $10,762, bringing her total compensation to $232,348. These amounts are shown on the Summary Compensation Table.

Mrs. Strosnider continues to provide exceptional leadership to the operational areas of the bank. She has been instrumental in driving efficiencies throughout Centra’s processes and continuously demonstrates a commitment to Centra’s overall success.

Board Compensation Committee Report on Executive Compensation

Based upon the Compensation Committee’s discussions with management, the Committee’s review of Compensation Discussion and Analysis (“CD&A”) and the representations of management relating thereto, the Compensation Committee recommended that the Board of Directors include the CD&A in Centra’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission, and as applicable, in Centra’s Proxy Statement sent to shareholders in connection with the Annual Meeting.

Respectfully Submitted,

Mark R. Nesselroad
C. Christopher Cluss
Bernard G. Westfall
James W. Dailey, II

March 10, 2010

This Report shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless Centra specifically incorporates this Report by reference. It will not be otherwise filed under such Acts.

EXECUTIVE COMPENSATION — SUMMARY COMPENSATION TABLE

The following table sets forth for each of the Senior Executives: (i) the dollar value of base salary and bonus earned during the years ended December 31, 2009, 2008 and 2007; (ii) the aggregate grant date fair value of stock and option awards granted during the year; (iii) the dollar value of earnings under non-equity incentive plans; (iv) the change in pension value and non-qualified deferred compensation earnings for the year; (v) all other compensation for the year; and (vi) the dollar value of total compensation for the year.

SUMMARY COMPENSATION TABLE

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation ($)	Total
Name and Principal Position	Year	($)	($)(4)	($)	($)(5)	($)	($)	(1)(2)(3)	($)

Douglas J. Leech,	2009	492,000	550,000	—	165,350	369,000	581,331	55,452	2,213,133
President and Chief	2008	480,000	872,000	—	—	—	300,207	43,526	1,695,733
Executive Officer	2007	275,000	835,000	—	442,821	—	77,778	44,061	1,674,660
Henry M. Kayes, Jr.	2009	185,000	55,038	—	49,605	—	46,515	7,386	343,544
President,	2008	175,000	65,604	—	—	—	3,776	7,416	251,796
Martinsburg Region	2007	165,000	55,000	—	30,136	—	3,521	10,731	264,388
Kevin D. Lemley,	2009	123,000	43,050	—	16,535	—	94,543	13,165	290,293
Vice President, CFO	2008	120,000	45,335	—	—	—	17,170	11,753	194,258
and Treasurer	2007	115,000	35,000	—	18,082	—	15,995	11,466	195,543
E Richard Hilleary,	2009	112,750	32,550	—	16,535	—	70,276	13,675	245,786
Vice President,	2008	110,000	50,781	—	—	—	14,640	12,419	187,840
Commercial Lending	2007	99,000	35,000	—	18,082	—	13,653	11,691	177,426
Karla J. Strosnider,	2009	109,140	42,902	—	16,535	—	53,009	10,762	232,348
Senior Vice President,	2008	107,000	52,693	—	—	—	4,357	10,691	174,741
Operations	2007	100,000	40,000	—	18,082	—	3,821	11,217	173,120

(1)	Includes life insurance premium payments for insurance provided to Mr. Leech, reimbursement of payroll taxes related to Centra’s Supplemental Employee Retirement Plan (see note 14 of Centra’s Annual Report to Shareholders), and reimbursement for personal use of Bank vehicle.

(2)	Includes Centra’s matching portion of 401(k) contributions.

(3)	Includes group term life insurance coverage in excess of $50,000 for all executive officers, reimbursement of payroll taxes related to Centra’s Supplemental Employee Retirement Plan (see note 14 of financial statements contained in Form 10-K), income reportable in compensation related to Centra’s Supplemental Employee Retirement Plan, and also includes reimbursement for personal use of Bank vehicle.

(4)	A bonus of $550,000 was awarded for 2009 in recognition of Centra’s performance in 2009. For 2008, a bonus of $872,000 was awarded by the compensation committee in recognition of a number of significant accomplishments during 2008. A bonus of $75,000 was awarded and paid in 2007 for Mr. Leech and $760,000 was awarded in 2007 but paid in 2008. The bonus of $760,000 was awarded by the compensation committee in recognition of a number of significant accomplishments during 2007.

(5)	Centra used the Black-Scholes option pricing model to calculate the estimated fair value of the options granted in 2009. The weighted-average assumptions used were a risk-free interest rate of 3.6%, volatility of 0.1% and expected dividend rate of 0.2% and a weighted average expected life of options of 7 years for the options granted in 2009 and prior.

Retirement Plans

Centra offers a 401(k) Plan to qualified employees and maintains various Supplemental Executive Retirement Plans (“SERP”) for key executives, which are summarized in the tables and narratives below:

PENSION BENEFITS TABLE

			Present
		Number of	Value of
		Years Credited	Accumulated	Payments During
		Service	Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)	($)

Douglas J. Leech	Executive Supplemental Retirement Plan	Not applicable	5,483,598	None
Henry M. Kayes, Jr.	Executive Salary Continuation Plan	Not applicable	221,402	None
Kevin D. Lemley	Executive Salary Continuation Plan	Not applicable	597,166	None
E. Richard Hilleary	Executive Salary Continuation Plan	Not applicable	649,539	None
Karla J. Strosnider	Executive Salary Continuation Plan	Not applicable	296,947	None

Post Employment Compensation

The table shown below summarizes the estimated payments to be made under various Supplemental Executive Retirement Plan (“SERP”) Agreements entered into between Centra and Senior Executives. The information shown below is as of the most recent fiscal year ended December 31, 2009. For other payments on termination, see Employment Agreements and Change of Control.

Regulatory Limits on Certain Termination Payments

Because the Bank is a financial institution, there are limits on termination and indemnification payments that may be made to or for directors, officers, employees and major shareholders. Federal law and the regulations of the FDIC prohibit termination payments if the Bank: (i) is insolvent; (ii) has a receiver or conservator appointed; (iii) is considered to be a “troubled” institution under the FDIC’s regulations; (iv) is assigned an unsatisfactory regulatory rating; or (v) is subject to a proceeding to terminate or suspend deposit insurance.

Under these conditions, termination or indemnification payments may only be made to directors, officers, or employees if the FDIC consents to the payment. These provisions supersede any agreement to pay termination benefits entered into by Centra or the Bank and any director, officer, employee or major shareholder of Centra.

POTENTIAL SERP PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Note that only one of the following items would be due under the plans in the event of a Reason for Termination

Reason for Termination	Douglas J. Leech	Henry M. Kayes, Jr.	Kevin D. Lemley	E. Richard Hilleary	Karla J. Strosnider

Voluntary Termination, By Executive — Benefits under SERP (1a)	4,672,640	11,971	121,970	151,225	21,340
Involuntary By Company Without Cause — Benefits under SERP (1b)	5,807,257	11,971	121,970	151,225	21,340
Change in Control By Company Without Cause — Benefits Under SERP(2)	5,057,686	221,402	597,166	649,539	296,947
Death: Endorsement Split Dollar Plan Benefit(3)	4,333,321	400,000	400,000	400,000	400,000
Death: Benefits under SERP(4)	4,359,931	—	350,000	—	—
Disability: Benefits under SERP(5)	5,057,686	87,022	248,722	251,742	115,088
Retirement: Benefits under SERP(6)	5,483,598	221,402	597,166	649,539	296,947
By Company for Cause: Benefits under SERP(7)	4,672,640	—	—	—	—

(1)	a. Reflects the benefit payable under the SERP upon Voluntary Termination.

b.	Reflects the benefits payable under the SERP upon Involuntary Termination without cause

(2)	Reflects the benefit payable under the SERP Agreements upon the executive’s termination of employment after a change of control.

(3)	Split dollar.

(4)	Reflects the benefit payable under the SERP Agreements upon the executive’s death.

(5)	Reflects the benefit payable under the SERP Agreements upon the executive’s termination of employment by reason of disability.

(6)	None of our named executive officers were eligible to retire under the SERP Agreements as of December 31, 2009 except Douglas J. Leech.

(7)	Reflects the benefit payable under the SERP Agreements upon the executive’s termination of employment for cause. Benefits under the SERP Agreements are not payable upon a termination for cause, except with respect to Mr. Leech. However, Mr. Leech’s termination benefits may be subject to FDIC prohibition if the bank fails to meet certain standards which are described in “Regulatory Limits on Certain Transaction Payments” above. Centra currently meets those standards. As of December 31, 2009, the bank has accrued $3,026,000 as a liability on its balance sheet for Mr. Leech’s termination payment, which is informally funded by insurance. See Note 14 to the financial statements contained in the Form 10-K.

Description of SERP Benefits for Lemley, Hilleary, Kayes and Strosnider Effective June 13, 2005 and amended pursuant to IRC Section 409A

The benefits provided under the SERP Agreements are defined benefit plans. Centra has recorded a liability reflecting its obligation under the plan for the benefit of the covered executives.

For purpose of this plan description, “normal retirement age,” means age 65 and “early retirement age” means 62.

Benefit Upon Retirement  Upon the executive’s retirement from Centra after reaching normal retirement age, and provided the executive has remained in the continuous employment of Centra, he or she will receive an annual benefit equal to $40,000. The benefit is payable in 120 equal monthly installments commencing the first day of the month following his or her retirement date.

Benefit Upon Early Retirement  Upon the executive’s retirement from Centra after reaching early retirement age, and provided the executive has remained in the continuous employment of Centra, he or she will receive a benefit equal to the corresponding benefit in the plan agreement. The benefit is payable in equal monthly installments commencing the first day of the month following his or her retirement date. At December 31, 2009, no participants in this plan met the criteria for early retirement.

Benefit Upon Termination of Service by Centra without Cause or Voluntary Resignation  Upon the executive’s termination by Centra without cause or the executive’s voluntary resignation of service, the Bank will pay the Executive the vested accrued liability balance. In 2009, no benefits were payable.

Benefit Upon Death Prior to Retirement  Upon the executive’s death prior to normal retirement age, no death benefit is payable from the SERP Agreements.

Benefit Upon Termination of Service by Reason of Disability  In the event the executive’s employment is terminated by reason of his or her disability, the executive will receive a benefit equal to the accrued liability balance plus earnings at the Normal Retirement Age. In addition, payments will be made to a Disability Trust and are payable at Normal Retirement Age.

Termination for Cause  If the executive is terminated for cause (as defined in the SERP Agreements), all benefits under the agreement will be forfeited.

Change of Control  Upon the executive’s termination of employment other than for cause following a change of control, he or she will receive the benefits described above under “Benefit Upon Retirement,” as if the executive had been continuously employed by Centra until he or she reaches age 65.

Description of SERP Benefits for Lemley, Hilleary, Kayes and Strosnider Effective December 26, 2008

The benefits provided under the SERP Agreements are defined benefit plans. Centra has recorded a liability reflecting its obligation under the plan for the benefit of the covered executives.

For purpose of this plan description, “normal retirement age,” means age 65 and “early retirement age” means 62.

Benefit Upon Retirement  Upon the executive’s retirement from Centra after reaching normal retirement age, and provided the executive has remained in the continuous employment of Centra, he or she will receive an annual benefit equal to $60,000. The benefit is payable in 120 equal monthly installments commencing the first day of the month following his or her retirement date.

Benefit Upon Early Retirement  Upon the executive’s retirement from Centra after reaching early retirement age, and provided the executive has remained in the continuous employment of Centra, he or she will receive a benefit equal to the corresponding benefit in the plan agreement. The benefit is payable in 120 equal monthly installments commencing the first day of the month following his or her retirement date. At December 31, 2009, no participants in this plan met the criteria for early retirement.

Benefit Upon Termination of Service by Centra without Cause, Voluntary Resignation, Termination for Disability  Upon the executive’s termination by Centra without cause or the executive’s voluntary resignation of service, the Bank will pay the Executive the vested accrued liability balance. In 2009, no benefits were payable.

Benefit Upon Death Prior to Retirement  Upon the executive’s death prior to normal retirement age, the Bank will pay the Executive’s beneficiary the vested accrued liability balance.

Termination for Cause  If the executive is terminated for cause (as defined in the SERP Agreements), all benefits under the agreement will be forfeited.

Change of Control  Upon the executive’s termination of employment other than for cause following a change of control, he or she will receive the benefits described above under “Benefit Upon Retirement,” as if the executive had been continuously employed by Centra until he or she reaches age 65.

Limitation of Benefit.  No benefit shall be granted to the executive which is greater than 65% of Executive’s average annual pay for the last three years for benefits derived under this plan and any other plans established. However, the plan entered into by the executive and the bank in 2001 is except from this limitation.

Description of SERP Benefits for Kevin Lemley Plan of 1999 and amended in 2001 and amended pursuant to IRC Section 409A

The benefits provided under the SERP Agreement are a defined benefit plan. Centra has recorded a liability reflecting its obligation under the plan for the benefit of the covered executive.

For purpose of this plan description, “normal retirement age,” means age 65 and “early retirement age” means 55.

Benefit Upon Retirement  Upon the executive’s retirement from Centra after reaching normal retirement age, and provided the executive has remained in the continuous employment of Centra, he will receive an annual benefit equal to $35,000. The benefit is payable in 120 equal monthly installments commencing the first day of the month following his retirement date.

Benefit Upon Early Retirement  Upon the executive’s retirement from Centra after reaching early retirement age, and provided the executive has remained in the continuous employment of Centra, he will receive a benefit equal to the corresponding benefits according to the plan agreement. The benefit is payable in 120 equal monthly installments commencing the first day of the month following his early retirement date. At December 31, 2009, Mr. Lemley did meet the criteria for early retirement.

Benefit Upon Termination of Service by Centra without Cause or Voluntary Resignation  Upon the executive’s termination by Centra without cause or the executive’s voluntary resignation of service, the plan will be terminated and no benefits are payable.

Benefit Upon Death Prior to Retirement  Upon the executive’s death prior to normal retirement age, the bank will pay an annual benefit of $35,000 for 120 months commencing on the first day of the second month following the death of the executive.

Benefit Upon Termination of Service by Reason of Disability  In the event the executive’s employment is terminated by reason of his disability, no benefit is payable.

Termination for Cause  If the executive is terminated for cause (as defined in the SERP Agreements), all benefits under the agreement will be forfeited.

Change of Control  Upon the executive’s termination of employment other than for cause following a change of control, he or she will receive the benefits described above under “Benefit Upon Retirement,” or “Benefit Upon Early Retirement,” as if the executive had been continuously employed by Centra until Normal Retirement age or Early Retirement Age, respectively.

Description of SERP Benefits for Douglas J. Leech’s Plan of April 2000 and amended pursuant to IRC Section 409A

The benefits provided under the SERP Agreements are informally funded from life insurance carried on the executive that is purchased and owned by Centra. Pursuant to the SERP Agreements, Centra established a “pre-retirement account” as a liability reserve account for the benefit of the executive. Each year, Centra adjusts the pre-retirement account by an amount equal to the annual earnings or loss for that plan year.

For purposes of this description, the “Index Retirement Benefit” is equal to the excess of the annual earnings (if any) determined by the life insurance contract for that year less the after-tax Opportunity Cost for that year.

For purpose of this plan description, “normal retirement age,” means age 65 and “early retirement age” means 60.

Benefit Upon Retirement  Upon the executive’s retirement from Centra after reaching normal retirement age, and provided the executive has remained in the continuous employment of Centra, he or she will receive a benefit equal to the balance in his pre-retirement account, payable in fifteen equal annual installments commencing thirty days following his retirement date. In addition to these payments, the executive will receive, commencing with the year in which the executive retires and continuing until his death, an annual benefit equal to the Index Retirement Benefit. The total annual amount of said benefit is guaranteed to be at least $150,000

Benefit Upon Early Retirement  Upon the executive’s early retirement from Centra after reaching early retirement age, and provided the executive has remained in the continuous employment of Centra, he will receive a benefit equal to the balance in his pre-retirement account, payable in fifteen equal annual installments, commencing thirty days following his retirement date. In addition to these payments, the executive will receive, commencing with the year in which the executive retires and continuing until his death, an annual benefit equal to the Index Retirement Benefit. The total annual amount of said benefit is guaranteed to be at least $150,000 annually based upon a 15 year pay-out.

Benefit Upon Termination of Service by Centra with or without Cause or Voluntary Resignation Upon the executive’s termination by Centra with or without cause or the executive’s voluntary resignation of service, subsequent to the executive reaching early retirement age, he will receive a benefit equal to the balance in his pre-retirement account. This benefit will be paid in fifteen equal annual installments beginning 30 days subsequent to early retirement age. In addition to these payments, commencing subsequent to age 60 and continuing until his death, the executive will receive an annual benefit equal to the Index Retirement Benefit.

Benefit Upon Death Prior to Receipt of Full-Balance of Pre-Retirement Account Balance  Upon the executive’s death prior to having received the full balance of his pre-retirement account, the unpaid balance will be paid in a lump sum to the executive’s beneficiary. The death benefit will be paid on the first day of the second month following the executive’s death. Additionally, the bank will pay the beneficiary an amount equal to $3,500,000, less any death benefit payments already received.

Benefit Upon Termination of Service by Reason of Disability  In the event the executive’s employment is terminated by reason of his disability, the executive will receive the benefit described above under “Benefit Upon Retirement,” on age 65 or subsequent to the bank’s long term disability policy terminating, whichever occurs first.

Change of Control  Upon the executive’s termination of employment other than for cause following a change of control, he or she will receive the benefits described above under “Benefit Upon Retirement,” as if the executive had been continuously employed by Centra until he or she reaches age 65.

Description of SERP Benefits for Douglas J. Leech Plan of 2008

The benefits provided under the SERP Agreement between Centra and Douglas Leech dated February 23, 2008, are a defined benefit plan. Centra has recorded a liability reflecting its obligation under the Plan for the benefit of the covered executive. For purposes of this Plan description, “normal retirement age,” means age 65.

Benefit upon Retirement.  Upon the executive’s retirement from Centra after reaching normal retirement age, and provided the executive has remained in the continuous employment of Centra, including time represented by payments after voluntary termination under Mr. Leech’s employment agreement, he will receive a benefit equal to 65% of the average total base salary and bonus earned by him each year over the most recently-completed five calendar years prior to the calculation. The amount of the benefit is offset by 100% of social security and the employer-paid portion of his 401(k) Plan, annuitized over 15 years. The annual benefit will be 12 equal monthly installments, commencing on the first day that is 60 months following separation from service, and the benefits will be paid for a period of 15 years.

Involuntary Termination Benefit.  In the event of involuntary termination, the Bank will pay to Mr. Leech a vested percentage of 1.5 times the greater of his current year compensation, his three-year average compensation or his five-year average compensation.

Voluntary Termination or Termination for Just Cause.  In the event of voluntary termination or termination for just cause, Mr. Leech will receive the vested portion of normal retirement benefits.

Vesting.  Mr. Leech vests in the normal retirement benefit at the rate of 1.667% per month, so that after completing 60 months of continuous service from the effective date, he will be 100% vested in the normal retirement benefit. Vesting credit is given at the same rate during any period of severance under his employment agreement.

Benefit Upon Death.  In the event of death during active service prior to normal retirement age, the death is treated as an involuntary termination and is payable to Mr. Leech’s beneficiary. The amount will be paid in 12 equal monthly installments, commencing on the first day of the month that is 60 months following death, for a period of 15 years. In the event Mr. Leech would die subsequent to voluntary or involuntary termination, or following termination for just cause, the Bank would pay his beneficiary the vested portion of his benefits, reduced by the number of payments already received by him prior to death, until a total of 180 equal monthly installments have been completed. In the event of Mr. Leech’s death after normal retirement age, the Bank would continue to pay his beneficiary the benefits under the Agreement, reduced by the number of payments already received prior to death, until a cumulative total of 180 equal monthly installments have been completed.

GRANTS OF PLAN-BASED AWARDS

Stock options listed below have been adjusted to reflect stock dividends issued in the past.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards
	Number
	of	Number of		Equity Incentive
	Securities	Securities		Plan Awards:
	Underlying	Underlying		Number of
	Unexercised	Unexercised		Securities
	Options	Options		Underlying	Option Exercise	Option
	(#)	(#)		Unexercised	Price	Expiration
Name	Exercisable	Unexercisable		Unearned Options (#)	($)	Date

Douglas J. Leech	6,442	—		—	9.63	05-14-2013
	72,568	—		—	9.62	02-27-2015
	121,000	—		—	13.61	03-14-2017
	1,210	—		—	16.52	11-19-2017
	—	25,000	(1)	—	16.00	07-15-2019
	—	25,000	(2)	—	16.00	07-15-2019
Henry M. Kayes, Jr.	16,105	—		—	7.76	01-09-2011
	16,105	—		—	7.76	11-21-2011
	16,105	—		—	9.63	12-11-2013
	17,569	—		—	9.62	2-27-2015
	4,538	4,537	(3)	—	13.61	04-15-2017
	—	15,000	(2)	—	16.00	07-15-2019
Kevin D. Lemley	9,663	—		—	6.83	01-02-2011
	9,663	—		—	7.76	11-21-2011
	16,105	—		—	9.63	12-11-2013
	10,249	—		—	9.62	02-27-2015
	2,723	2,722	(3)	—	13.61	04-15-2017
	—	5,000	(2)	—	16.00	07-15-2019
E. Richard Hilleary	16,105	—		—	7.76	11-21-2011
	16,105	—		—	9.63	12-11-2013
	10,249	—		—	9.62	02-27-2015
	2,723	2,722	(3)	—	13.61	04-15-2017
	—	5,000	(2)	—	16.00	07-15-2019
Karla J. Strosnider	4,832	—		—	6.83	01-02-2011
	8,053	—		—	7.76	11-21-2011
	6,442	—		—	9.63	12-11-2013
	10,249	—		—	9.62	02-27-2015
	2,723	2,722	(3)	—	13.61	04-16-2017
	—	5,000	(2)	—	16.00	07-15-2019

(1)	Stock options vest at a rate of 100% per year and become fully vested at July 16, 2010

(2)	Stock options vest at a rate of 25% per year, with vesting dates of July 16, 2010, July 16 2011, July 16, 2012, and July 16, 2013.

(3)	Stock options vest at a rate of 25% per year, with remaining vesting dates of April 16, 2010 and April 16, 2011.

DIRECTOR COMPENSATION

The following table represents director compensation for 2009.

					Change in
					Pension
	Fees				Value and
	Earned or			Non-Equity	Nonqualified
	Paid in	Stock	Option	Incentive Plan	Deferred	All Other
	Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)	($)	($)	($)	Earnings	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

C. Christopher Cluss	6,850	—	—	—	—	—	6,850
James W. Dailey, II	9,900	—	—	—	766	—	10,666
Arthur Gabriel	5,600	—	—	—	624	—	6,224
Douglas J. Leech	5,600	—	—	—	—	—	5,600
Robert A. McMillan	5,150	—	—	—	—	—	5,150
Michael A. Murray	5,150	—	—	—	279	—	5,429
Mark R. Nesselroad	12,850	—	—	—	—	—	12,850
Parry G. Petroplus	5,700	—	—	—	—	—	5,700
Milan Puskar	6,100	—	—	—	—	—	6,100
Paul T. Swanson	10,650	—	—	—	863	—	11,513
Bernard G. Westfall	14,400	—	—	—	—	—	14,400

Ownership of Securities by Directors and Executive Officers

The following table sets forth the number of shares of Centra’s common stock that directors and executive officers owned as of March 19, 2010. Unless otherwise indicated, all persons listed below have voting or investment powers over all shares beneficially owned. No shareholders are known to be the beneficial owner of more than 5% of Centra’s outstanding common stock of Centra as of March 19, 2010.

	Shares of Common	Shares of Common	Amount of
	Stock Beneficially	Stock Subject to	Beneficial
Name	Owned(1)	Right to Acquire(2)	Ownership	Percent of Ownership

C. Christopher Cluss	30,035	3,210	33,245	0.39%
James W. Dailey II	63,925	16,385	80,310	0.95%
Arthur Gabriel	5,343	7,000	12,343	0.15%
Douglas J. Leech	40,522	332,470	372,992	4.42%
Robert A. McMillan	141,093	16,385	157,478	1.87%
Michael A. Murray	57,044	2,000	59,044	0.70%
Mark R. Nesselroad	198,145	7,000	205,145	2.43%
Parry G. Petroplus	31,804	13,212	45,016	0.53%
Milan Puskar	273,171	7,000	280,171	3.32%
Paul T. Swanson	139,713	13,332	153,045	1.82%
Bernard G. Westfall	42,824	12,982	55,806	0.66%
Henry M. Kayes, Jr.	42,835	44,232	87,067	1.03%
Kevin D. Lemley	93,707	31,688	125,395	1.49%
E. Richard Hilleary	53,384	47,793	101,177	1.20%
Karla J. Strosnider	13,762	34,910	48,672	0.58%
Timothy P. Saab	54,662	47,168	101,830	1.21%
John T. Fahey	39,225	25,246	64,471	0.76%

All directors and executive officers as a group (seventeen persons)	1,321,194	662,013	1,983,207	15.67%

1)	Beneficial ownership is determined in accordance with Rule 13(d)-3 under the Securities Exchange Act of 1934, as amended, and includes shares held by immediate family living in the same household and any related entity in which a 10% or greater ownership percentage is maintained.

2)	Includes options to acquire shares of Centra that are or become exercisable within one hundred twenty days of March 19, 2010.

3)	Three directors listed above have pledged Centra stock as collateral for loans at Centra.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Centra’s officers, directors and persons who own more than 10% of a registered class of Centra’s equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such officers, directors and 10% shareholders are also required by SEC rules to furnish Centra with copies of all Section 16(a) forms they file.

Based solely upon the review of copies of such reports furnished to Centra through the date hereof, or written representations that no reports were required, Centra believes that during the fiscal year ended December 31, 2009, all filing requirements applicable to its executive officers and directors were met.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Item 2 on Proxy Card)

The Board of Directors has selected the firm of Ernst & Young LLP to serve as the independent registered public accounting firm for Centra for 2010. Although the selection of an independent registered public accounting firm does not require stockholder ratification, the Board of Directors has submitted the appointment of Ernst & Young LLP to the stockholders for ratification. If the stockholders do not ratify the appointment of Ernst & Young LLP, the Board of Directors will consider the appointment of other independent registered public accounting firms.

Ernst & Young LLP advised Centra that no member of that accounting firm has any direct or indirect material interest in Centra, or its subsidiary. A representative of Ernst & Young LLP is expected to be available at the annual meeting, will have the opportunity to make a statement and respond to appropriate questions. The proxies will vote your proxy “FOR” the ratification of the selection of Ernst & Young LLP unless otherwise directed.

The Audit Committee and the Board of Directors unanimously recommend the shareholders vote “FOR” such ratification.

The following fees were paid by Centra and the Bank to Ernst & Young LLP:

	2009	2008

Audit Fees	$316,770	$316,970
Audit-Related Fees	24,600	23,350
Tax Fees	19,250	28,550

Fees for audit services include fees associated with Centra’s annual audit, the reviews of Centra’s quarterly reports on Form 10-Q, and the reviews of other regulatory filings. Audit-related fees include fees associated with the audit of Centra’s 401(k) plan, while tax fees include tax compliance services.

The Audit Committee has considered whether Ernst & Young LLP has maintained its independence during the fiscal year ended December 31, 2009. The Audit Committee charter requires that the Audit Committee pre-approve all audit and non-audit services to be provided to Centra by the independent accountants; provided, however, that the Audit Committee may specifically authorize its chairman to pre-approve the provision of any non-audit service to Centra. Further, the foregoing pre-approval policies may be waived, with respect to the provision of any non-audit services consistent with the exceptions provided under federal securities law. All of the services described above for which Ernst & Young LLP billed Centra for the fiscal year ended December 31, 2009, were pre-approved by Centra’s audit committee. For the fiscal year ended December 31, 2009, Centra’s Audit Committee did not waive the pre-approval requirement of any non-audit services to be provided to Centra by Ernst & Young LLP.

FORM 10-K ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION

You will find more information about Centra in our 2009 Annual Report to Stockholders and in the public documents we file with the Securities and Exchange Commission.

OTHER INFORMATION

If any of the nominees for election as directors are unable to serve due to death or other unexpected occurrence, your proxies will be voted for a substitute nominee or nominees designated by the Board of Centra, or the Board of Directors may adopt a resolution to reduce the number of directors to be elected. The Board of Directors is unaware of any other matters to be considered at the annual meeting. If any other matters properly come before the meeting, persons named in the accompanying proxy will vote your shares in accordance with the direction of the Board of Directors.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Any shareholder desiring to contact the Board of Directors or any individual director serving on the Board may do so by written communication mailed to: Board of Directors (Attention: Bernard G. Westfall, care of the

Corporate Secretary, Centra Financial Holdings, Inc., 990 Elmer Prince Drive, Morgantown, West Virginia, 26505.) Any proper communication so received will be processed by the Corporate Secretary as agent for the Board. Unless, in the judgment of the Corporate Secretary, the matter is not intended or appropriate for the Board (and subject to any applicable regulatory requirements), the Corporate Secretary will prepare a summary of the communication for prompt delivery to each member of the Board or, as appropriate, to the member(s) of the Board named in the communication. Any director may request the Corporate Secretary to produce for his or her review the original of the shareholder communication.

POLICY ON DIRECTOR ATTENDANCE OF STOCKHOLDER MEETINGS

In order to fulfill their primary responsibilities, directors of Centra are expected to attend the annual meeting of shareholders and all Board meetings and all meetings on committees on which they serve. All of the directors of Centra attended the 2009 annual meeting.

STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

Any stockholder who wishes to have a proposal placed before the next annual meeting of stockholders and included in our proxy pursuant to Securities Exchange Act Rule 14a-8 must submit the proposal to Timothy P. Saab, secretary of Centra, at 990 Elmer Prince Drive, Morgantown, West Virginia, 26505, no later than January 1, 2011, to have it considered for inclusion in the proxy statement of the annual meeting of 2011. SEC rules establish a different deadline for submission of shareholder proposals that are not intended to be included in our proxy statement with respect to discretionary voting. The deadline for these proposals for the 2011 Annual Meeting is February 24, 2011. If a shareholder gives notice of such a proposal after this deadline, the proxies will be allowed to use their discretionary voting authority to vote against the shareholder proposal when and if it is raised at the Annual Meeting.

Douglas J. Leech
President and Chief Executive Officer

Morgantown, West Virginia
April 9, 2010

Directions to our 2010 Meeting Location:
Centra Bank, Inc.
Operations and Training Center
3040 University Avenue
Suite 250
Morgantown, West Virginia 26505
Available at www.cfpproxy.com/6568/.

Appendix A
CENTRA BANK
GOVERNANCE AND NOMINATING COMMITTEE CHARTER
Purpose
The purpose of the Governance and Nominating Committee (the “Committee”) is to assist the Board of Directors (the “Board” or individually a “Director”) of Centra Financial Holdings, Inc., (the “Corporation”) in promoting the best interest of the Corporation, its subsidiary companies, and its shareholders through the implementation of sound corporate governance principles and practices. The Committee will accomplish this by:
•	Assisting the Board by identifying individuals qualified to become Board members, and recommending to the Board, the Director nominees for the next annual meeting of shareholders.

•	Reviewing the qualifications and independence of the members of the Board and its various committees on a regular periodic basis and making any recommendations the Committee members may deem appropriate from time to time concerning any recommended changes in the composition of the Board and its committees.

•	Monitoring the Board’s and the Corporation’s compliance with any commitments made to the Corporation’s regulators or otherwise regarding changes in corporate governance practices.

•	Leading the Board in its annual review of various committee charters and the Board’s performance.
Committee Composition
The Committee shall be comprised of three or more Directors as determined by the Board, each of whom shall be independent Directors. The members of the Committee shall be appointed by the Board at the annual organizational meeting of the Board and they shall serve until their successors shall be duly qualified and appointed. Unless a chair is appointed by the full Board, the members of the Committee may designate a chair by majority vote of the full Committee.
Committee members are “independent” and meet the independence requirements under applicable regulatory and Security Exchange Commission (SEC) standards.
Responsibilities of the Committee/ Nominating Process
In carrying out its responsibilities, the Committee’s policies and procedures will remain flexible in order to best react to changing conditions and to ensure that the nominating processes and procedures of the Corporation are in accordance with all requirements. In carrying out these responsibilities, the Committee will perform the following functions:

•	Incumbent Directors Evaluation. In the case of incumbent Directors whose terms are set to expire, the Committee considers, on an individual basis, the Director’s overall service to the Corporation during his/her term, including such factors as the number of meetings attended, the level of participation, quality of performance and any transactions between such Director and the Corporation. The Committee also reviews the payment history of loans, if any, made to such Director by the Corporation to ensure that the Director is not chronically delinquent and in default. The Committee considers whether any transactions between the Director and the Corporation has been criticized by any banking regulatory agency or the Corporation’s internal auditors and whether corrective action, if required, has been taken and was sufficient. The Committee also confirms that such Director remains eligible to serve on the Board of a financial institution under federal and state law.

•	New Director Candidates. For new Director Candidates (a “Candidate” or “Candidates”), the Committee uses its network of contacts in Corporation’s market area to compile a list of potential Candidates. The Committee meets to discuss each Candidate and whether he or she meets the criteria set forth in the Corporation’s bylaws and any previously adopted policies. The Committee then discusses each Candidate’s qualifications and recommends a Candidate by majority vote. The Committee will also review the qualifications of, and make recommendations regarding, Director nominations submitted to the Corporation by shareholders in accordance with the Corporation’s by-laws or otherwise.

•	Board Effectiveness Evaluation. The Committee will evaluate the overall effectiveness of the Board and make recommendations to the Board resulting from the findings of its evaluation. The Committee will conduct its evaluation in such manner as it deems appropriate.

•	Independence Review. The Committee will review the direct and indirect relationships of members of the Board with the Corporation or its management and assist the Board with its determination of the independence of its members under applicable regulatory and SEC standards.

•	Develop Policies. To the extent that the Committee deems appropriate and prudent under the circumstances, the Committee shall develop policies relating to (i) Director candidates recommended by Corporation security holders, (ii) minimum Director nominee qualifications, (iii) the process for identification and evaluation of Director nominees, (iv) the process for Corporation security holders to send communications to the Board and (v) Board meeting attendance. These policies shall be updated at least annually or as business developments may dictate and each policy and policy update shall be submitted to the Board for approval.

•	Other Duties and Responsibilities. The Committee will perform any other duties or responsibilities delegated to the Committee by the Board from time to time.

•	Annual Review. At least annually, the Committee will (i) review this Charter with the Board and recommend any changes to the Charter to the Board, and (ii) evaluate its performance against the requirements of this Charter and report the results of this evaluation to the Board. The Committee will conduct its review and evaluation in such manner as it deems appropriate.
Meetings
The Committee shall meet at least annually. Additional meetings may occur as the Committee Chair or the Board deems advisable. The Committee will cause to be kept adequate minutes of all proceedings, and will report its actions at the next Board meeting. The Committee shall be governed by the same rules regarding meetings, actions without meetings, notice, waiver of notice and quorum and voting requirements as are applicable to the Board. The Committee is authorized and empowered to adopt its own rules of procedures not inconsistent with (a) any provision of this Charter, (b) any provision of the bylaws of the Company or (c) the laws of the State of West Virginia.
Annual Performance Evaluations
The Board and each Committee will conduct an annual self-evaluation. These self-evaluations are intended to facilitate an examination and discussion by the entire Board and each Committee of its effectiveness as a group in fulfilling its Charter requirements and other responsibilities, its performance as measured against these guidelines and areas for improvement. The Committee will propose the format for each annual self-evaluation.

Appendix B
CENTRA FINANCIAL HOLDINGS, INC.
AUDIT COMMITTEE CHARTER
AUGUST 7, 2008
This Charter is intended as a component of the flexible governance framework within which the Board, assisted by its committees, directs the affairs of the Company. While it should be interpreted in the context of all applicable laws and regulations, as well as in the context of the Company’s Articles of Incorporation and Bylaws, it is not intended to establish by its own force any legally binding obligations.
I.	PURPOSE OF THE AUDIT COMMITTEE
Assists the Board of Directors of Centra Financial Holdings, Inc. (“Centra Financial”) in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices and processes of Centra Financial and its wholly-owned subsidiary, Centra Bank, Inc. (“Centra”) (Centra and Centra Financial are referred to collectively as the “Company”), the performance of the Company’s internal audit and compliance function and independent auditors, the independent auditor’s qualifications and independence, compliance with legal and regulatory requirements, and such other duties as directed by the Board of Directors. In discharging its role, the Committee is empowered to inquire into any matter it considers appropriate to carry out its responsibilities, with access to all books, records, facilities, and personnel of the Company.
II.	DUTIES AND RESPONSIBILITIES OF THE AUDIT COMMITTEE
The Audit Committee’s primary duties and responsibilities include:
A.	Primary input into the recommendation to the Board of the selection and retention of the independent accountant that audits the financial statements of the Company. In the process, the Committee will discuss and consider the auditor’s written affirmation that the auditor is in fact independent, will discuss the nature and conduct of the audit process, will receive and review all reports and will provide to the independent accountant full access to the Committee (and the Board) to report on any and all appropriate matters.

B.	Discussion with management and the auditors of the quality and adequacy of the Company’s internal controls.

C.	Provision of guidance and oversight to the internal audit function of the Company, including review of the organization, plans and results of such activity.

D.	Free and open communication (including private executive sessions at least quarterly) with the independent accountants, the internal audit and compliance functions, and the management of the Company. In discharging this oversight role, the Committee is empowered to investigate any matter brought to its attention, with full power to retain outside counsel or other experts for this purpose as the Committee determines necessary to carry out its duties. This Charter shall be reviewed and updated annually.

E.	Assessment of the independence of the outside auditor by:
(1)	Ensuring that the outside auditor submits an annual written statement delineating all relationships between the outside auditor and the Company.

(2)	Engaging the outside auditor regularly in a dialogue regarding any disclosed relationships or services between the Company and management which may impact the objectivity and independence of the outside auditor.
F.	Representation of the Board of Directors for communication with the outside auditor, the internal audit and compliance functions, or management of the Company.

G.	Discussion with management of the status of pending litigation, taxation matters and other areas of oversight to the legal and compliance area as may be appropriate.

H.	Review of financial statements (including quarterly reports) with management and the independent auditor. It is anticipated that these discussions will include quality of earnings, review of reserves and accruals, consideration of the suitability of accounting principles, review of highly judgmental areas, audit adjustments whether or not recorded and such other inquiries as may be appropriate.

I.	Responsibility to provide at least one written report annually to the Board of Directors describing the Audit Committee’s:
(1)	Historical and planned activities for carrying out the Audit Committee’s duties and responsibilities.

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(2)	Appraisal of the financial reporting processes and systems of internal accounting controls.

(3)	Recommendations regarding the engagement of the outside auditor.

(4)	Assessment of the adequacy of the Audit Committee Charter as well as an annual performance evaluation of the Committee.
J.	Review of a report for enclosure in the Company’s proxy statement which discloses that the Audit Committee has or has not recommended that the Company’s audited financial statements be filed with the SEC as well as appropriate oversight conclusions.

K.	Maintenance of standard operating procedures for documenting the activities employed by the Audit Committee during the discharge of its duties and responsibilities.

L.	Review of all regulatory reports with special attention to areas of non-compliance.

M.	Discussion with the chairman of the Board of Directors compliance committee instances of non-compliance.

N.	Review and approval of the terms of the independent auditor’s retention, engagement, and scope of the annual audit, and pre-approval of any audit-related and permitted non-audit services (including the fees and terms thereof to be provided by the independent auditor (with pre-approvals disclosed as appropriate in the Company’s periodic public filings)). The committee hereby grants pre-approval authority to the Audit Committee Chairman with the stipulation that any such authorizations be presented to the full Audit Committee at its next scheduled meeting.

O.	The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to engage and determine funding for independent legal, accounting, or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report or performing other audit, review, or attest services for the Company and to any advisors employed by the Audit Committee, as well as funding for the payment of ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

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P.	The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee shall annually review the Audit Committee’s own performance.
III.	MEMBERSHIP OF THE AUDIT COMMITTEE
A.	Composition
(1)	The Board of Directors shall appoint not less than three (3) of its members to serve as the Audit Committee one of whom shall be designated by the Board of Directors to serve as Chairman of the Audit Committee.
B.	Qualifications
(1)	Each of the members shall be free from any relationship that in the opinion of the Board, would interfere with his or her individual exercise of independent judgment and shall meet the definition of “independence” as set forth in Item 407 of Regulation S-K adopted by the U.S. Securities and Exchange Commission (“SEC”), such independence as determined by the Board of Directors.

(2)	Each of the members shall have a general knowledge in financial and auditing matters.

(3)	At least one member of the Audit Committee should possess accounting or related financial management expertise and shall meet the definition of “audit committee financial expert” as set forth in Item 407(d)(5) of Regulation S-K adopted by the SEC. Such expertise may be demonstrated by requisite professional certification in finance or accounting, or by past employment experience in finance or accounting, including service as CEO or other senior officer, with financial oversight responsibilities, for a commercial enterprise, or any other comparable experience or background which results in such an Audit Committee member possessing adequate financial sophistication to perform the required duties and responsibilities.

(4)	The members of the Audit Committee shall be appointed by the Board on the recommendation of the Nominating

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Committee. Audit Committee members may be replaced by the Board.
IV.	MEETINGS
A.	The Audit Committee, in its entirety, shall meet at least four (4) times annually, or more frequently as circumstances warrant.

B.	The Audit Committee, in its entirety, shall meet with the outside auditors and with management to review the results of the audit of the Company’s annual financial statements prior to the issuance of such annual financial statements to the public.

C.	The Audit Committee or a designated representative member thereof shall meet with outside auditor and with management to review the Company’s quarterly reports on Form 10-Q and annual report on Form 10-K to the Commission prior to filing.

D.	The Audit Committee, in its entirety, shall meet at least four times annually or upon the request of any Board member in separate sessions, with management, with the internal audit and compliance functions, and with the outside auditor to discuss any matter brought forth by any of the parties.
V.	DUTIES AND RESPONSIBILITIES OF THE BOARD
A.	Appoints members to the Audit Committee and conducts oversight of the activities of the Audit Committee.

B.	Ensures that adequate resources are available to the Audit Committee for proper discharge of its duties and responsibilities including appropriate funding for the retention of outside counsel or other experts for the purpose of investigating matters brought to its attention.

C.	Exercises its ultimate authority to select, to evaluate, to hold accountable, and to replace the outside auditor.

D.	Provides timely, written disclosure to the applicable governing or administrative forums of any determination which the Board of Directors has made regarding:
(1)	The independence of members of the Audit Committee,

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(2)	The financial literacy of the member of the Audit Committee Member designated as the “audit committee financial expert” consistent with the definition of such in Item 402(h)(2) of the SEC’s Regulation S-K,

(3)	The accounting or related financial management expertise of a member or members of the Audit Committee, and

(4)	The annual review and reassessment of the adequacy of the Audit Committee Charter.
E.	While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

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Appendix C
CENTRA FINANCIAL HOLDINGS, INC.
COMPENSATION COMMITTEE CHARTER
COMMITTEE PURPOSE
The Compensation Committee (the “Committee”) is appointed by the Board of Directors (the “Board” or individually a “Director”), to carry out the responsibilities relating to compensation of the executive officers of Centra Financial Holdings, Inc.. (the “Corporation” or “Centra”). The Committee administers Centra’s 1999 Incentive Stock Option Plan and approves compensation levels for the executive management group of Centra and its subsidiaries. In that regard, the Committee has overall responsibility for evaluating and approving the executive officers’ benefits, bonus, incentive compensation, severance, equity-based or other compensation plans, policies, and programs of the Corporation.
The Committee is also responsible for producing an annual report on executive compensation for inclusion in the Bank’s proxy statement.
COMMITTEE MEMBERSHIP
The Committee shall be comprised of at least three Directors appointed by the Board, each of whom shall be independent. In accordance with the Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934, filed by the Corporation, an “independent director” is defined as a person other than an executive officer or employee of Centra or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Under that definition, Centra uses the definition of “independent director” set forth in Rule 4200(a)(15) of the Nasdaq Marketplace rules.
The members of the Committee shall be elected by the Board at the organizational meeting of the Board following each annual meeting of shareholders and shall serve until their successors shall be duly elected and qualified or until their earlier resignation or removal. The Chair of the Committee shall be appointed by the full Board.
COMMITTEE MEETINGS
The Committee shall meet at such times and from time to time as it deems appropriate, but not less than twice each year. The Committee may request members of management or others to attend meetings and provide pertinent information as necessary.
RESPONSIBILITIES AND DUTIES
The following duties and responsibilities are set forth as a guide with the understanding that, to the extent permitted by law, the Committee may diverge from the guide as it considers appropriate.

•	In consultation with senior management, establish the Corporation’s general compensation philosophy, and oversee the development and implementation of compensation programs, forms and types of employment contracts and contractual benefits utilized.

•	Review and approve corporate goals and objectives relevant to the compensation of the Corporation’s Chief Executive Officer (“CEO”), evaluate the performance of the CEO in light of those goals and objectives, and set the CEO’s compensation level based on this evaluation. In determining the short and long term incentive component of CEO compensation, the Committee shall consider, among other factors, the Corporation’s performance and relative shareholder return, the value of similar incentive awards to chief executive officers at comparable companies and the awards given to the CEO in past years.

•	Review and approve compensation programs applicable to the senior management of the Corporation.

•	Determine the compensation of the CEO on an annual basis in executive session in which the CEO may not be present during the deliberations or voting conducted by the Committee.

•	Make recommendations to the Board with respect to the Corporation’s incentive compensation plans and equity based plans and oversee the activities of the individuals and committees responsible for administering these plans and discharge any responsibilities imposed on the Committee by any of these plans.

•	Periodically review Directors’ compensation and benefits and recommend to the Board any changes as it deems appropriate.

•	The Committee shall be responsible for ensuring that the Corporation has developed an executive management succession plan and for periodically reviewing and evaluating the plan.

•	The Committee shall have the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of CEO or executive compensation and shall have sole authority to approve the consultant’s fees and other retention terms.
OTHER DUTIES
•	Report regularly to the Board on its activities;

•	Maintain minutes of its meetings and records relating to those meetings and the Committee’s activities;

•	Have authority to obtain advice and assistance from internal or external legal, accounting or other advisors;

•	Form and delegate authority to subcommittees of one or more Committee members when appropriate;

GENERAL
In performing their responsibilities, Committee members are entitled to rely in good faith on information, opinions, reports or statements prepared or presented by:
•	One or more officers or employees of the Corporation whom the Committee members reasonably believe to be reliable and competent in the matters presented.

•	Counsel, independent auditors, or other persons as to matters which the Committee members reasonably believe to be within the professional or expert competence of such person.

•	Another committee of the Board as to matters within its designated authority, in which the Committee members reasonably believe to merit confidence.

CENTRA FINANCIAL HOLDINGS, INC.
990 ELMER PRINCE DRIVE
P.O. BOX 656
MORGANTOWN, WEST VIRGINIA 26507-0656
(304) 598-2000
PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS FOR THE
ANNUAL MEETING OF STOCKHOLDERS, May 20, 2010
     Timothy P. Saab and Darren K. Williams, or either one of them, with full power to act alone and with full power of substitution, are hereby authorized to represent and to vote stock of the undersigned in Centra Financial Holdings, Inc., at the Annual Meeting of Stockholders to be held May 20, 2010, and any adjournment thereof.
     Unless otherwise specified on this proxy, the shares represented by this proxy will be voted “FOR” the propositions listed on the reverse side and described more fully in the proxy statement of Centra Financial Holdings, Inc., distributed in connection with this Annual Meeting. Each share is entitled to one vote per nominee, unless a stockholder requests cumulative voting for directors at least 48 hours before the meeting. If cumulative voting for the election of directors is requested, the proxies, unless otherwise directed, shall have full discretion and authority to cumulate their votes and vote for less than all such nominees. If any other business is presented at said meeting, this proxy shall be voted in accordance with recommendations of the board of directors.
PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD
PROMPTLY USING THE ENCLOSED ENVELOPE.
YOU MAY ALSO VOTE ONLINE AT https://www.proxyvotenow.com/cfh
TELEPHONE NUMBER IS 1-866-874-4882
(Continued and to be signed on reverse side.)

CENTRA FINANCIAL HOLDINGS, INC.
PLEASE MARK YOUR VOTE IN BOX
USING DARK INK ONLY.
The board of directors recommends a vote “FOR” the listed propositions.

		FOR	WITHHOLD	FOR ALL
		ALL	ALL	EXCEPT*
(Except Nominee(s) Written Below)

1.	Election of directors for the terms specified in the proxy statement:	☐	☐	☐

C. Christopher Cluss Parry G. Petroplus Paul T. Swanson Bernard G. Westfall

* (Except Nominee(s) written above.)

2.	Ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for 2010:	☐	☐	☐

3.	To transact such other business as may properly come before the meeting or any adjournments thereof:	☐	☐	☐

Dated: , 2010

Signature(s)

When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.